UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _____)*

                             CENTRASIA MINING CORP.
                      (FORMERLY BARADERO RESOURCES LIMITED)
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                    15626R102
                                 (CUSIP Number)


     CRAIG A. STONER, ESQ., 455 SHERMAN STREET, SUITE 300, DENVER, CO 80203,
                                  303-777-3737
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                               SEPTEMBER 14, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 15626R102                                                  PAGE 2 OF 9


                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          1            NAMES OF REPORTING PERSONS               DOUGLAS TURNBULL

                       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities
                       Only)
--------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER
                       OF A GROUP (See Instructions)                     (a)[  ]
                                                                         (b)[  ]
--------------------------------------------------------------------------------
          3            SEC USE ONLY
--------------------------------------------------------------------------------
          4            SOURCE OF FUNDS (See Instructions)
                       OO
--------------------------------------------------------------------------------
          5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEMS 2(d) OR 2(e)                       [  ]
--------------------------------------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION
                       CANADA
--------------------------------------------------------------------------------
  NUMBER OF SHARES           7                SOLE VOTING POWER
 BENEFICIALLY OWNED                           1,925,100
 BY EACH REPORTING     ---------------------------------------------------------
     PERSON WITH
                             8                SHARED VOTING POWER
                                              -0-
                      ----------------------------------------------------------
                             9                SOLE DISPOSITIVE POWER
                                              1,925,100
                      ----------------------------------------------------------
                            10                SHARED DISPOSITIVE POWER
                                              -0-
--------------------------------------------------------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                       REPORTING PERSON
                       1,925,100
--------------------------------------------------------------------------------
         12            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                       CERTAIN SHARES (See Instructions)                    [  ]
--------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       14.9%
--------------------------------------------------------------------------------
         14            TYPE OF REPORTING PERSON (See Instructions)
                       IN
--------------------------------------------------------------------------------
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7              2 OF 9
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 15626R102                                                  PAGE 3 OF 9


ITEM 1.    SECURITY AND ISSUER.

The class of equity securities to which this Schedule 13D relates is the common shares, no par value, of Centrasia Mining Corp. (formerly Baradero Resources Limited) (the "Issuer"). The Issuer's principal executive offices are located at Suite 1305 - 1090 West Georgia Street, Vancouver, British Columbia, V6E 3V7, CANADA.

ITEM 2.    IDENTITY AND BACKGROUND.

This statement is filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended, by Douglas Turnbull.

Mr. Turnbull is a citizen and resident of Canada. Mr. Turnbull's business address is 300 - 1055 W. Hastings St., Vancouver, BC V6E 2E9.

Mr. Turnbull is a consulting geologist and president of Lakehead Geological Services Inc., a geological consulting company based in Vancouver, Canada. Lakehead Geological Services Inc.'s offices are located at 300 - 1055 W. Hastings St., Vancouver, BC V6E 2E9. Effective September 12, 2005, Mr. Turnbull was elected as a director of the Issuer and effective September 14, 2005, Mr. Turnbull was appointed as the President and CEO of the Issuer. Mr. Turnbull has over 20 years experience in diamond, precious and base metal exploration. Mr. Turnbull holds a Honours Bachelor of Science degree in Geology and is a Qualified Professional Geoscientist recognized by the Association of Professional Engineers and Geoscientists of British Columbia. Mr. Turnbull's previous working and consulting experience includes Monopros Ltd., the Ontario Geological Survey, Goldfields Mining Corporation, Prime Exploration Ltd., Adrian Resources Ltd., and Madison Enterprises Corp. Mr. Turnbull has been part of exploration teams responsible for the exploration and development of the Eskay Creek Gold Deposit in British Columbia, Canada, the Petaquilla Copper-Gold Porphyry Deposit in Panama and the Mt. Kare Gold Deposit in Papua New Guinea. Currently Mr. Turnbull serves as a director on the board of Buffalo Gold Ltd., Oromin Exploration Ltd. and Grizzly Diamonds Ltd.

During the last five years, Mr. Turnbull has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which a judgment, decree, or final order has been issued enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to such laws.

CUSIP NO. 15626R102                                                  PAGE 4 OF 9


ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

On September 14, 2005, Mr. Turbull acquired 1,600,100 shares of the Issuer's common stock in connection with the Issuer's acquisition of 0724000 B.C. Ltd. (formerly Centrasia Mining Corp.) ("724 BC"). See "Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer." On September 14, 2005, pursuant to a share purchase agreement dated July 25, 2005 among the Issuer, 724 BC and the shareholders of 724 BC as of September 14, 2005, the Issuer completed the acquisition of 724 BC (the "Centrasia Acquisition") and in connection thereto: (i) issued 3,700,100 common shares of its capital stock to acquire 724 BC and 233,338 common shares with respect of a finder's fee; (ii) issued 1,900,000 units and 100,000 common shares in consideration of CDN$400,000 principal of loans which have been made to 724 BC (which is further described below); each unit comprised one common share of the Issuer and one warrant, entitling the holder to purchase an additional common share at a price of CDN$0.40 per share expiring September 14, 2007; and
(iii) completed a private placement of 4,375,000 units at a price of CDN$0.20 per unit, with each unit comprising one common share of the Issuer and one warrant having the same terms as the warrants described above.

Additionally, on September 14, 2005, Mr. Turnbull acquired 25,000 common shares of the Issuer in connection with the Issuer's acquisition of certain outstanding loans of 724 BC. During 2004 and 2005, certain investors, including Mr. Turnbull (the "724 Investors"), loaned to 724 BC an aggregate of CDN$400,000 (the "724 Loans"). See "Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer." The 724 Loans are repayable on demand and bear interest at the rate of 10% per annum, until such loans are repaid in full.

As a condition precedent to the completion of the Centraisa Acquisition, the Issuer entered into formal debt purchase agreements with the 724 Investors, pursuant to which the Issuer acquired all rights under the 724 Loans in consideration for:

(a) the issuance on September 14, 2005, of units (each unit comprised one common share of the Issuer and one warrant, entitling the holder to purchase an additional common share at a price of CDN$0.40 per share expiring September 14, 2007) on the basis of one unit for each CDN$0.20 advanced under the 724 Loans; and

(b) cash in the amount equal to the interest due under the 724 Loans as at September 14, 2005.

Notwithstanding the above, certain of the 724 Investors, including Mr. Turnbull, were insiders of the Issuer on September 14, 2005. In accordance with the policies of the TSX Venture Exchange (the "TSX-V"), insiders cannot be issued warrants in settlement of a debt. Accordingly, such 724 Investors who had loaned an aggregate of CDN$20,000 to 724 BC received shares of the Issuer's

CUSIP NO. 15626R102                                                  PAGE 5 OF 9

common stock for each CDN$0.20 advanced under the 724 Loans, in place of units, in addition to a cash payment with respect to the payment of outstanding interest.

On September 14, 2005, Mr. Turnbull acquired stock options exercisable for 300,000 shares of the Issuer's common stock at a price of CDN$0.20 per share until September 14, 2010. The stock options were issued pursuant to the Issuer's stock option plan adopted on September 12, 2005.

Except as disclosed above, there have been no acquisitions or dispositions of the Issuer's common shares made by Mr. Turnbull within the last 60 days.


ITEM 4.           PURPOSE OF TRANSACTION.

Except for (i) transactions in his capacity as an officer and director of the Issuer, (ii) intercompany loans and the issuance of shares of the Issuer's common stock to Marsa Gold Corp. in connection with the Option Agreement dated July 8, 2005, between the Issuer, Bulakashu Mining Company Ltd., Marsa Gold Corp., 724 BC, and Magellan Gold (BVI) Inc., and (iii) the appointment of officers and directors in connection with the Centrasia Acquisition (See "Item
6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer"), Mr. Turnbull is not aware of any other present plans or proposals which relate to or would result in:

(a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer. Mr. Turnbull is holding his shares of the Issuer for investment purposes but may transfer or sell the shares and may acquire additional shares, as necessary;

(b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any subsidiary thereof;

(c) a sale or transfer of a material amount of assets of the Issuer or any subsidiary thereof;

(d) any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

(e) any material change in the present capitalization or dividend policy of the Issuer;

(f) any other material change in the Issuer's business or corporate structure;

(g) changes in the Issuer's charter or bylaws, or instruments corresponding thereto, or other actions which may impede the acquisition of control of the Issuer by any person;

CUSIP NO. 15626R102                                                  PAGE 6 OF 9



(h) causing a class of securities of the Issuer to be delisted from a stock exchange or to cease to be authorized to be quoted on NASDAQ;

(i) a class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act; or

(j)      any action similar to any of those enumerated above.

Notwithstanding the foregoing, Mr. Turnbull will continue to review his investment in the Issuer and reserves the right to change his intentions with respect to any or all of such matters.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

(a) As of September 14, 2005, Mr. Turnbull owned beneficially 1,925,100 (14.9% based upon 12,609,961 shares outstanding as of September 14, 2005) of the Issuer's common shares. Mr. Turnbull's beneficial ownership includes:

         (i) 1,625,100 shares of common stock owned of record directly by Mr. Turnbull; and (ii) options owned by Mr. Turnbull to acquire 300,000 shares of common stock at CDN$0.20 per share exercisable until September 14, 2010.

(b) As of September 14, 2005, Mr. Turnbull had the sole power to vote or direct the vote and to dispose or direct the disposition of 1,925,100 shares of the Issuer's common stock.

(c) During the prior 60 days, Mr. Turnbull did not have any transactions in the shares of the Issuer, other than as described above in Item 3. See "Item 3. Source and Amount of Funds or Other Consideration."

(d) No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of securities held by Mr. Turnbull.

(e) As of October 4, 2005, Douglas Turnbull continues to be the beneficial owner of more than 5% of the class of securities.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

SURPLUS ESCROWED SHARES

Upon completion of the Centrasia Acquisition, a total of 3,700,100 shares of the Issuer's common stock held by shareholders of 724 BC described below were escrowed in accordance with the policies of the TSX Venture Exchange (the "TSX-V") (the "Escrowed Securities") in connection with the Centrasia Acquisition and are subject to the terms of a Surplus Security

CUSIP NO. 15626R102                                                  PAGE 7 OF 9


escrow agreement entered into between the Issuer, each of the individuals named below and Computershare Investor Services Inc.

The Escrowed Securities will be released from escrow on an automatic six year time release, at six month intervals, in equal tranches of 5% for the first four tranches ending on the 24th month from September 14, 2005 and in equal tranches of 10% for the remaining eight tranches ending on the 72nd month from September 14, 2005.

                                                NO. OF SHARES
         NAME OF BENEFICIAL HOLDER              HELD IN ESCROW
         -------------------------              --------------
         Douglas Turnbull                          1,600,100
         Cary Pinkowski                            1,000,000
         Gregory Crowe                               175,000
         Lindsay Bottomer                            175,000
         James Harris                                175,000
         William J. Tafuri                           400,000
         Robin Merrifield                            175,000
                                                   ---------
         TOTAL                                     3,700,100
                                                   =========

The escrow agreement provides that the Escrowed Securities held in escrow pursuant to its terms and the beneficial ownership thereof may not be sold, assigned, hypothecated, transferred within escrow or otherwise dealt with in any manner without the prior written consent of the TSX-V. In the event of the bankruptcy of an escrow shareholder, provided the TSX-V does not object, the escrowed shares may be transferred to the trustees in the bankruptcy or such person legally entitled to the escrowed shares which shares will remain in escrow subject to the escrow agreement. In the event of the death of an escrow shareholder, provided the TSX-V does not object, the escrowed shares held by the escrow shareholder will be released from escrow.

VALUE ESCROWED SHARES

Upon completion of the Centrasia Acquisition, a total of 300,000 shares of the Issuer's common stock held by shareholders described below were escrowed in accordance with the policies of the TSX-V (the "Value Escrowed Securities") in connection with the Centrasia Acquisition and are subject to the terms of a Value Security escrow agreement entered into between the Issuer, each of the individuals named below and Computershare Investor Services Inc.

The Value Escrowed Securities will be released from escrow on an automatic three year time release, at six month intervals, with a first tranche released on September 14, 2005 of 10% and in equal tranches of 15% for six tranches ending on the 36th month from September 14, 2005. As of September 14, 2005, the following Value Escrowed Securities were held in escrow:

CUSIP NO. 15626R102                                                  PAGE 8 OF 9


                                                  NO. OF SHARES
         NAME OF BENEFICIAL HOLDER                HELD IN ESCROW
         -------------------------                --------------
         Marsa Gold Corp.                             180,000
         Douglas Turnbull                              22,500
         Gregory Crowe                                 22,500
         Lindsay Bottomer                              22,500
         James Harris                                  22,500
         TOTAL                                        270,000
                                                      =======

The escrow agreement provides that the Value Escrowed Securities held in escrow pursuant to its terms and the beneficial ownership thereof may not be sold, assigned, hypothecated, transferred within escrow or otherwise dealt with in any manner without the prior written consent of the TSX-V. In the event of the bankruptcy of an escrow shareholder, provided the TSX-V does not object, the escrowed shares may be transferred to the trustees in the bankruptcy or such person legally entitled to the escrowed shares which shares will remain in escrow subject to the escrow agreement. In the event of the death of an escrow shareholder, provided the TSX-V does not object, the escrowed shares held by the escrow shareholder will be released from escrow.

ACQUISITION AGREEMENT

On September 14, 2005, pursuant to a share purchase agreement dated July 25, 2005 among the Issuer, 724 BC and the shareholders of 724 BC as of September 14, 2005, the Issuer completed the acquisition of 724 BC. The Centrasia Acquisition was structured as a share for share exchange whereby the shareholders of 724 BC exchanged their 724 BC shares for common shares of the Issuer on a one for one basis and 724 BC became a wholly-owned subsidiary of the Issuer. In connection with the Centrasia Acquisition, and pursuant to the terms of the share purchase agreement, Mr. Turnbull was issued 1,600,100 shares of the Issuer's common stock. See "Item 3. Source and Amount of Funds or Other Consideration."

In addition, in connection with the Centrasia Acquisition and pursuant to the terms of the share purchase agreement, the Board of Directors of the Issuer was reconstituted. In connection therewith, effective September 14, 2005, Andrew Carter and Harvey Lim resigned as directors of the Issuer, Mr. Henstridge resigned as Corporate Secretary and Mr. DeMare resigned as President and Chief Executive Officer. Additionally, Douglas Turnbull and Gregory Crowe were elected as members of the Board of Directors effective September 12, 2005 and Lindsay Bottomer, Cary Pinkowski, and Oleg Kim were appointed to the Board of Directors of the Issuer, effective September 14, 2005. Effective September 14, 2005, Mr. Turnbull was appointed as President and Chief Executive Officer of the Company, William J. Tafuri was appointed as the Vice President of Exploration and Director of Operations, Asia, and James Harris was appointed as Corporate Secretary of the Company.

CUSIP NO. 15626R102                                                  PAGE 9 OF 9


DEBT SETTLEMENT AGREEMENT

In connection with the Centrasia Acquisition, the Issuer and Mr. Turnbull entered into a Debt Settlement Agreement dated March 30, 2005 (the "Debt Settlement Agreement"). Pursuant to the terms of the Debt Settlement Agreement, Mr. Turnbull was issued 25,000 common shares of the Issuer in exchange for a CDN$5,000 loan from Mr. Turnbull to 724 BC. See "Item 3. Source and Amount of Funds or Other Consideration."

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

1.       Share Purchase Agreement dated July 25, 2005

2.       Debt Settlement Agreement dated March 30, 2005

3. Surplus Security Escrow Agreement among the Issuer, Computershare Investor Services Inc., Douglas Turnbull, Cary Pinkowski, Gregory Crowe, Lindsay Bottomer, James Harris, William J. Tafuri, and Robin Merrifield dated September 12, 2005

4. Value Security Escrow Agreement among the Issuer, Computershare Investor Services Inc., Douglas Turnbull, Gregory Crowe, Lindsay Bottomer, James Harris, and Marsa Gold Corp. dated September 12, 2005

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     OCTOBER 17, 2005
                                     -------------------------------------------
                                     Date

                                     /s/ DOUGLAS TURNBULL
                                     -------------------------------------------
                                     Douglas Turnbull

                  SHARE PURCHASE AGREEMENT DATED JULY 25, 2005

                            SHARE PURCHASE AGREEMENT


THIS AGREEMENT is dated the                  day of                    , 2005,
                            ----------------        -------------------

AMONG:

          BARADERO RESOURCES LTD., a company continued under the laws of British Columbia and having an office at Suite 1350, 1090 West Georgia Street, Vancouver, BC V6E 3V7

          (the "PURCHASER")

AND:

          DOUG TURNBULL, having an address at _______________________

          ("TURNBULL")

AND:

          CARY PINKOWSKI, having an address at ______________________

          ("PINKOWSKI")

AND:

          BILL TAFURI, having an address at ____________________________

          ("TAFURI")

AND:

          GREG CROWE, having an address at __________________________

          ("CROWE")

AND:

          LINDSAY BOTTOMER, having an address at ___________________

          ("BOTTOMER")

AND:

          JAMES HARRIS, having an address at __________________________

          ("HARRIS")

AND:

          ROBIN MERRIFIELD, having an address at ____________________

          ("MERRIFIELD")

AND:

          CENTRASIA MINING CORP., a company continued under the laws of  British
          Columbia  and  having  an  office  at  300 - 1055  W.  Hastings   St.,
          Vancouver, BC  V6E 2E9

          (the "COMPANY")


NOW THEREFORE in consideration of the mutual covenants herein contained and for other good and valuable consideration mutually given and received, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

Wherever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the meanings respectively given them:

         (a) "ACQUISITION SHARES" means the Purchaser's Shares to be issued hereunder to the Centrasia Shareholders in exchange for the Centrasia Shares pursuant to Section 2.1;

         (b) "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation of any kind or manner whatsoever by or before any Governmental Authority;

         (c) "AFFILIATE" means a Person or entity where: (i) one of them is the Subsidiary of the other, or (ii) each of them is Controlled by the same Person;

         (d)      "AGREEMENT"  means  this  share  purchase  agreement  and  the
                  schedules   attached  hereto,  as  amended,   supplemented  or
                  restated from time to time in accordance with its terms;

         (e) "APPLICABLE LAWS" means, with respect to any Person, any national or foreign federal, state, provincial or local Laws, ordinance, regulation, rule, code, order, other requirement or rule of law or stock exchange rule applicable to such Person or any of its respective properties, assets, officers, directors, employees, independent contractors, consultants or agents;

         (f) "ASSOCIATE" means, if used to indicate a relationship with any Person,

                  (i)   a partner, other than a limited partner, of that Person,

                  (ii) a trust or estate in which that Person has a substantial beneficial interest or for which that Person serves as trustee or in a similar capacity,

                  (iii) an  issuer in  respect of which that Person beneficially owns or Controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the issuer, or

                  (iv) a relative, including the spouse, of that Person or a relative of that Person's spouse, if the relative has the same home as that Person;

         (g) "BARADERO FINANCIAL STATEMENTS" means, collectively, the audited financial statements of the Purchaser, and the unaudited financial statements of the Purchaser, copies of which are attached hereto as Schedule 5.17;

         (h) "BARADERO MATERIAL CONTRACTS" means those subsisting material commitments, contracts, instruments, leases and other agreements, oral or written, entered into by Baradero by which it is bound or to which any of its assets are subject;

         (i)      "BCBCA"   means  the   BUSINESS   CORPORATIONS   ACT  (British
                  Columbia), as amended from time to time;

         (j) "BMC" means Bulakashu Mining Company LLC, a company incorporated under the laws of the Kyrgyz Republic and the owner of the exploration licence for the Bulakashu Property as described in the Original Bulakashu Option Agreement;

         (k) "BULAKASHU PROPERTY" means the property in the Bulakashu area of the Kyrgyz Republic to which BMC holds the exploration licence described in the Original Bulakashu Option Agreement;

         (l) "CENTRASIA FINANCIAL STATEMENTS" means the audited financial statements of the Company for the ten months ended March 31, 2005 and the period from February 4, 2004 (incorporation) to May 31, 2004, a copy of which are attached hereto as Schedule 3.18;

         (m) "CENTRASIA MATERIAL CONTRACTS" means those subsisting material commitments, contracts, instruments, leases and other agreements, oral or written, entered into by Centrasia by which it is bound or to which any of its assets are subject;

         (n) "CENTRASIA SHAREHOLDERS" means the holders of all of the Centrasia Shares as set out in Schedule 3.2;

         (o) "CENTRASIA SHARES" means collectively all of the issued and outstanding common shares of the Company as of the Closing;

         (p) "CLOSING" means the closing of the purchase and sale of the Centrasia Shares pursuant to this Agreement;

         (q) "CLOSING DATE" means August 31, 2005 or such other date as the Company, the Centrasia Shareholders and the Purchaser may agree;

         (r) "CONSTATING DOCUMENTS" means the articles, articles of incorporation, notice of articles, memorandum, by-laws and any other similar document of an incorporated entity together with any amendment thereto or replacement thereof;

         (s) "CONTROL", "CONTROLS" or "CONTROLLED" means a situation where a Person or Persons acting in concert hold, directly or indirectly, legally or beneficially (other than for security interest only), issued and outstanding shares of a company carrying more than 50% of the voting rights that may be cast for the election of directors;

         (t)      "DEBT  SETTLEMENT  AGREEMENTS"  has  the  meaning  set  out in
                  Section 2.2;

         (u) "GAAP" means those accounting principles, consistently applied, which are recognized as being generally accepted in Canada from time to time as set forth in the Handbook published by The Canadian Institute of Chartered Accountants;

         (v) "GOVERNMENTAL AUTHORITY" means any Canadian or foreign federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body;

         (w)      "GOVERNMENTAL   ORDER"  means  any  order,   writ,   judgment,
                  injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority;

         (x) "LAWS" means any Canadian or foreign, federal, state, provincial or local law, ordinance, regulation, rule, code, Order, Governmental Order, other requirement or rule of law or stock exchange rule, including any judicial or administrative interpretation thereof;

         (y) "LENDERS" means the Persons listed on Schedule 2.2 attached hereto who have provided and will continue to provide bridge financing to the Company until the Closing Date;

         (z) "LIABILITIES" means any and all debts, trade accounts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including, without limitation, those arising under any Law, Action, Order or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise, including, without limitation, arising directly or indirectly under or pursuant to any loan, credit agreement, loan or credit facility transaction or arrangement or any off-balance sheet transaction or arrangement;

         (aa) "LIEN" means any encumbrance of any nature or kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge or security, including arising under or by operation of any Applicable Laws, including any banking legislation, trust or deemed trust (whether contractual, statutory or otherwise arising), any easement, agreement, reservation, right of way, restriction, encroachment, burden, bond, guarantee or any other right or claim of others of any kind whatever or any restrictive covenant or other agreement, restriction or limitation on title or use;

         (bb) "NEW BULAKASHU OPTION AGREEMENT" has the meaning set out in subsection 6.2(d);

         (cc) "NEW STOCK OPTION PLAN" has the meaning set out in subsection 8.3(f);

         (dd) "ORDER" means any order, (including any judicial or administrative order and the terms of any administrative consent) injunction, judgment, decree, ruling, writ, assessment or arbitration award;

         (ee) "ORIGINAL BULAKASHU OPTION AGREEMENT" means the agreement dated September 24, 2004 among Marsa Gold Corp. ("MARSA"), Aitas Mining Company ("AITAS"), BMC and the Company pursuant to which the Company has an option to acquire up to all of the issued shares of BMC, as amended by an agreement dated January 18, 2005 (the "AMENDING AGREEMENT") and as it may be further amended, restated or replaced from time to time;

         (ff) "PERSON" includes any corporation, individual, partnership, joint venture, syndicate, sole proprietorship, company, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted;

         (gg) "PURCHASER'S SHARES" means common shares without par value in the capital of the Purchaser;

         (hh) "STOCK OPTION PLAN" means the current stock option plan of the Purchaser;

         (ii) "SUBSIDIARY" means a subsidiary within the meaning of Section 2(2) of the BCBCA and "SUBSIDIARIES" means more than one Subsidiary;

         (jj) "TAX" or "TAXES" means all federal, state, provincial, municipal, foreign, and other taxes (including income taxes, sales taxes, excise taxes, value added taxes, use taxes, capital taxes, property taxes), rates, assessments, charges, and levies, including penalties, interest, and fines with respect thereto;

         (kk) "TAX ACT" means the INCOME TAX ACT (Canada), as amended from time to time;

         (ll) "TECHNICAL INFORMATION" means all information and all know-how owned, leased or licensed by the Company or in which the Company has a right, title or interest, or which is otherwise related to its assets, including:

                  (a)      information  of a  scientific,  technical or business
                           nature,   whether  in   written,   graphic,   machine
                           readable, electronic or physical form; and

                  (b) maps, plans, designs, research data, research plans, development plans, drill core samples, trade secrets, processes, formulas, drawings, technology, computer software and related manuals, unpatented blueprints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures.

         (mm) "TRANSACTION DOCUMENTS" means this Agreement and all agreement or documents contemplated hereby, including but without limitation, the Debt Settlement Agreements and the New Bulakashu Option Agreement;

         (nn)     "TSX-V" means the TSX Venture Exchange; and

         (oo) "WARRANTY CLAIM" means any claim against a party based on or with respect to the inaccuracy or non-performance, non-fulfilment or breach of any representation, warranty or covenant made by such party under this Agreement or contained in any document or certificate given by such party in order to carry out the transactions provided in this Agreement.

1.2      WORDS AND TERMS ELSEWHERE DEFINED

Any words or terms defined elsewhere in this Agreement will have the particular meaning ascribed thereto.

1.3      CURRENCY

All references to currency in this Agreement are to Canadian dollars, unless otherwise specifically indicated.

1.4      HEADINGS AND REFERENCES

The division of this Agreement into articles, sections and schedules and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. Unless otherwise specified, references to Articles, Sections and Schedules are to Articles, Sections and Schedules to this Agreement.

1.5      ACCOUNTING TERMS

All accounting terms not defined in this Agreement have those meanings generally given them in accordance with GAAP.

1.6      CONSTRUCTION

In this Agreement:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b)      the word "including" will mean "including without limitation";
                  and

         (c) any reference to a statute, law or regulation will mean the statute or law in force as at the date of this Agreement and any regulation in force under that statute or law, unless otherwise expressly provided.

1.7      KNOWLEDGE

The phrase "to the knowledge" of a Person or that a Person or Persons "are not aware of" and similar phrases, when used in this Agreement, mean the actual knowledge of the Person, or any of the directors and officers of that Person, as the case may be, together with the knowledge the Person, its directors or officers should have had after making due enquiry concerning the factual matter in question.

1.8      SCHEDULES

The following schedules attached hereto form part of this Agreement:

          SCHEDULE            TITLE

          Schedule 2.2 Lenders' Details and Principal Amounts re: Debt Settlement Agreements

          Schedule 3.2 Centrasia Shareholders and Shareholdings as at the Closing Date

          Schedule 3.18       Centrasia Financial Statements

          Schedule 3.19       Company's Accounts Payable and Other Liabilities

          SCHEDULE            TITLE

          Schedule 3.26       Centrasia Material Contracts

          Schedule 5.2        Share Capital Structure of the Purchaser

          Schedule 5.17       Baradero Financial Statements

          Schedule 5.18       Purchaser's Accounts Payable and Other Liabilities

          Schedule 5.24       Baradero Material Contracts

                                   ARTICLE 2
                           PURCHASE AND SALE OF SHARES

2.1      PURCHASE OF CENTRASIA SHARES

On the terms and subject to the fulfilment of the conditions hereof, the Purchaser agrees to purchase all of the Centrasia Shares from the Centrasia Shareholders in consideration of the Acquisition Shares, payable to the Centrasia Shareholders in proportion to the Centrasia Shares held by them all as set out on Schedule 3.2, and the Centrasia Shareholders agree to sell their Centrasia Shares to the Purchaser pursuant to this Agreement.

2.2      CONVERSION OF LOANS

The Purchaser has entered into a debt settlement agreement with each of the Lenders (the "Debt Settlement Agreements") whereby the Purchaser will (a) issue securities to the Lenders in proportion to the principal amount owing to each Lender (the "Principal Amounts") as set out on Schedule 2.2; and (b) pay the interest owing to each Lender (the "Interest Amounts") as set out in the Debt Settlement Agreements by way of bank draft or certified cheque and the Lenders will release and discharge the Company from all claims, demands, obligations, debts and other liabilities directly or indirectly related to the Principal Amounts and the Interest Amounts. The Purchaser's obligation to complete the transactions contemplated by the Debt Settlement Agreements will be subject to the concurrent completion of the transactions contemplated by this Agreement.

                                   ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND TURNBULL

Each of the Company and Turnbull hereby, jointly and severally, represents and warrants to the Purchaser that:

3.1      INCORPORATION, EXISTENCE AND CORPORATE POWER

The Company is a company duly continued, validly subsisting and in good standing under the BCBCA with respect to the filings of its annual returns with the Registrar of Companies under the BCBCA and has all requisite corporate power and capacity to own its property and assets and to carry on its business as now being conducted by it.

3.2      SHARE CAPITAL AND CENTRASIA SHARES

Schedule 3.2 accurately describes the authorized and issued share capital of the Company and lists all of the shareholders of the Company, and lists all options, warrants, conversion rights or other rights granted by it for the subscription, purchase or issuance of any unissued shares or securities of it as at the date hereof.

3.3      SHARE RIGHTS

The rights and privileges, restrictions and conditions attached to the shares of the Company are as set out in its Constating Documents.

3.4      NO OPTIONS

Except as set out in Schedule 3.2, no Person has any agreement, option, warrant, privilege or right (including a conversion or pre-emptive right) whether by law or contract, or understandings capable of becoming an agreement or option, for the purchase or acquisition of any shares or to create any additional class of shares of the Company.

3.5      NO OTHER AGREEMENTS TO PURCHASE

Except as set out in Schedule 3.2, no Person has any written or oral agreement or option or any right or privilege (whether by law or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Company of any shares of the Company.

3.6      CONDUCTING BUSINESS

The Company is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on.

3.7      PERMITS

The Company has all permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect its business, properties, prospects, or financial condition and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.8      CONSTATING DOCUMENTS

The Company's Constating Documents are in the form contained in its minute book and no modifications or alterations have been proposed or approved by its shareholders.

3.9      VALID ISSUANCE OF COMMON SHARES

The Centrasia Shares are all duly and validly authorized and issued, fully paid and non-assessable, and were issued in compliance with all applicable corporate and securities laws.

3.10     CORPORATE RECORDS

The corporate records and minute books of the Company contain complete and accurate minutes of all meetings and resolutions of its directors and shareholders since its incorporation and all such meetings were duly called and held. The share certificate books, register of members, register of transfers and register of directors of the Company are complete and accurate.

3.11     POWER, CAPACITY AND AUTHORITY OF THE COMPANY

The Company has the necessary power, capacity, right and authority to enter into and deliver this Agreement and the other Transaction Documents, and to perform its obligations hereunder and thereunder.

3.12     AUTHORIZATION OF THE COMPANY

All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all its obligations hereunder and thereunder and the transfer of the Centrasia Shares being sold hereunder, has been taken or will be taken prior to the Closing, including, without limitation, waiver of all rights of first offer or refusal, if any.

3.13     COMMISSIONS, ETC.

Except for the finder's fee referred to in section 10.3, there are no commissions or other remuneration payable to any broker, agent or other intermediary who has been retained or acted for or on behalf of the Company with respect to the sale of the Centrasia Shares by the Centrasia Shareholders to the Purchaser hereunder.

3.14     TRANSACTION DOCUMENTS

The Transaction Documents to which the Company is a party, when executed and delivered, will constitute legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.15     COMPLIANCE

The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby:

         (a) are not in violation or default of its Constating Documents or of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any material provision of any applicable federal, state or provincial statute, rule or regulation and will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any such provision, instrument, judgment, order, writ, decree or contract; and

         (b) will not result in or constitute, with or without the passage of time and giving of notice, an event which results in the creation of any Lien upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company and its business and assets.

3.16     GOVERNMENTAL CONSENTS

No consent, approval, order or authorization of, or registration, qualification, license, permit, consent notice, designation, declaration or filing with, any authority on the part of the Company is required in connection with the execution, deliverance, due performance, observance and consummation of the transactions contemplated by the Transaction Documents and to render the Transaction Documents valid, legal, binding and enforceable.

3.17     APPROVAL OF THIRD PARTIES

The Company is not under any obligation, contractual or otherwise, to give notice or to request or obtain the consent of any Person or entity to any of the transactions contemplated in the Transaction Documents, or to the sale, transfer, assignment or delivery of the Centrasia Shares.

3.18     CENTRASIA FINANCIAL STATEMENTS

         (a) The Centrasia Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP.

         (b)      The  Centrasia   Financial   Statements   present  fairly  the
                  financial condition and operating results as of the dates, and for the periods, indicated therein.

         (c) Except as set forth in the Centrasia Financial Statements or otherwise disclosed in this Agreement (including the Centrasia Material Contracts), the Company does not have any liabilities, contingent, accruing or otherwise, other than:
                  (i) liabilities incurred in the ordinary course of business subsequent to the date of the Centrasia Financial Statements; and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Centrasia Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of each of the Company and have not had a material adverse impact on the financial condition of the Company since the date of the Centrasia Financial Statements.

3.19     ACCOUNTS PAYABLE AND OTHER LIABILITIES

Schedule 3.19 provides a complete listing for the Company's accounts payable and all other liabilities equal to or in excess of $5,000 as at April 30, 2005, such amounts determined in accordance with GAAP.

3.20     FINANCIAL RECORDS OF THE COMPANY

The books and records of the Company have been consistently kept in accordance with its internal policies and do fairly and correctly set out and disclose as at the date hereof in all material respects:

         (a) its assets, liabilities and shareholders' equity, all as at the date hereof; and

         (b) its revenues and expenses for the period from the date of Centrasia Financial Statements to the date hereof;

and all of its material financial transactions have been accurately recorded in such books and records up to and including the date hereof. Without in any way limiting the generality of the foregoing, all bonuses, commissions and other payments are reflected in the books of account of the Company.

3.21     SHAREHOLDERS' LOANS

As at the date hereof there are no loans outstanding from shareholders to the Company, other than as disclosed in Schedule 2.2.

3.22     GUARANTEES AND OTHER AGREEMENTS OF THE COMPANY

Except as set out in the Centrasia Financial Statements or otherwise disclosed in this Agreement (including the Centrasia Material Contracts), the Company is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person or entity, and the Company has not given any guarantee or warranty in respect of any property, products or services sold or leased by it except in the ordinary course of business.

3.23     SUBSEQUENT EVENTS

Except  as  disclosed  herein,   since  the  date  of  the  Centrasia  Financial
Statements, the Company has not:

         (a) declared, made or committed itself to make any payment of any dividends or any other distribution in respect of its shares;

         (b)      subdivided,   consolidated  or   reclassified,   or  redeemed,
                  purchased or otherwise acquired or agreed to acquire any of its shares;

         (c) transferred, assigned, sold or otherwise disposed of any of its assets or cancelled any debts or claims except, in each case, in the ordinary and usual course of business;

         (d) incurred or assumed any obligations or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and usual course of business;

         (e) issued or sold any shares in its capital or any warrants, bonds, debentures or its other corporate securities or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;

         (f) discharged or satisfied any Lien or paid any obligation or Liability other than liabilities incurred in the ordinary and usual course of business;

         (g) suffered an operational loss or any extraordinary loss, waived, surrendered or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business;

         (h) made or otherwise authorized or agreed to any changes in any Material Contract that could have a material effect on it;

         (i) paid any bonuses, pensions, share of profits or similar benefits (whether monetary or otherwise) or made any general wage or salary increases in respect of personnel which it employs, consultants, Persons contracted to provide services to it, its directors or former directors;

         (j) mortgaged, pledged, subjected to Lien, granted a security interest in or otherwise encumbered any of its assets, whether tangible or intangible;

         (k)      made any gift of money or of any of its assets to any Person;

         (l) experienced any material changes in the condition (financial or otherwise), its assets, Liabilities, operations, earnings, business or prospects;

         (m) experienced any material damage, destruction or loss, labour trouble or other events, development or condition (whether or not covered by insurance) which has or may have a material affect on its assets, business or future prospects;

         (n) made any payment, discharge or satisfaction of any Lien, Liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course business and consistent with past practice;

         (o) made any licence, sale, assignment, transfer, disposition, pledge, mortgage of or granting a security interest or other Lien on or over any of its assets, other than in the ordinary and normal course of business;

         (p) made any write-off as uncollectible of any accounts receivable or any portion thereof;

         (q) had any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value;

         (r)      made any loan to, or  engaged in any other  transaction  with,
                  any  of  its  employees,   officers  or  directors  or  former
                  employees, officers or directors;

         (s) made any capital expenditures or commitments that have not been consented to by the Purchaser;

         (t) made any change in the accounting or tax practices followed by it; or

         (u) authorized, agreed or otherwise become committed to do any of the foregoing.

3.24     CONDUCT OF BUSINESS

The Company's business has been carried on in the ordinary and normal course of business since the date of the Centrasia Financial Statements and there has been no event or circumstance which would constitute a material adverse change in or to its business.

3.25     TECHNICAL INFORMATION

The Company has provided the Purchaser with a true and complete copy of all material Technical Information in its control or possession.

3.26     CENTRASIA MATERIAL CONTRACTS

The Centrasia  Material  Contracts are listed and briefly  described in Schedule
3.26 to this Agreement and the Company has fulfilled and performed all of its obligations which are necessary to be fulfilled or performed as of this date, and is capable of fulfilling and performing its obligations thereunder. The Company has provided to the Purchaser a true and complete copy of each material contract to which it is a party as listed and described in Schedule 3.26 and all amendments thereto. The Company and Turnbull are not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any of the Centrasia Material Contracts to which it is a party.

3.27     NO OTHER AGREEMENTS

Other than the Centrasia Material Contracts described in Schedule 3.26, there are no agreements, letters of intent, commitments or understandings, to which the Company is a party which:

         (a) involve partnerships, joint ventures, or licensing of its assets or its interest in the Original Bulakashu Option Agreement or New Bulakashu Option Agreement; or

         (b) are not on arm's length terms or are in any way otherwise than in the ordinary and normal course of business.

3.28     NO DEFAULTS UNDER CENTRASIA MATERIAL CONTRACTS

The Company is not, nor to the best of the knowledge of the Company and Turnbull is any other party, in default or breach in any material respect of any of the Centrasia Material Contracts and there exists no state of facts as of the date hereof which after notice or lapse of time or both would constitute such a default or breach by the Company and all the Centrasia Material Contracts are in good standing and in full force and effect and the Company is entitled to all rights and benefits thereunder and has not assigned, promised to assign, encumbered, impaired or otherwise disposed of any rights or benefits or its entitlement thereto.

3.29     SHAREHOLDERS AGREEMENTS

There are no shareholders' agreements or other agreements governing the voting, holding, transfer or sale of the Company's shares or the management of the affairs of the Company.

3.30     LITIGATION

Except as disclosed herein:

         (a) there is no action, suit, claim, proceeding or investigation outstanding, or, to the best of the knowledge of the Company and Turnbull, currently threatened against the Company which questions, undermines or jeopardizes the validity of the Transaction Documents or the right of the Company to enter into any of them, or to consummate the transactions contemplated thereunder, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company or Turnbull aware that there is any basis for the foregoing;

         (b) the Company is not a party or subject to the provisions of any order, rule, writ, injunction, judgment or decree of any court or government agency or instrumentality; and

         (c) there is no action, suit, claim, proceeding or investigation by the Company currently outstanding or which the Company intends to initiate.

3.31     SUBSIDIARIES AND AFFILIATES

The Company presently does not own or Control, directly or indirectly, any interest in any other company, association, partnership, joint venture or other business entity.

3.32     NO OPTIONS ON ASSETS

Other than as provided herein, there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Company of its business or any of its assets.

3.33     NON-ARMS LENGTH TRANSACTIONS

The Company has not since the date of the Centrasia Financial Statements made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person not dealing at arm's length with it or any Affiliates or Associate of any of the foregoing,

                                      -14-
except (a) as reflected in the Centrasia Financial Statements; (b) usual employee reimbursements and compensation paid in the ordinary course of business; and (c) as disclosed in this Agreement or in the documents disclosed in this Agreement.

3.34     ENVIRONMENTAL MATTERS

Conditions on and relating with respect to all past and current operations of the Company, if any, are in material compliance with all applicable laws, regulations and orders relating to environmental matters including but not limited to reclamation, rehabilitation, waste disposal and storage.

3.35     OTHER REPRESENTATIONS

All statements contained in any certificate or other instrument delivered by or on behalf of the Company and pursuant hereto or in connection with the transactions contemplated by this Agreement shall be deemed to be representations and warranties by the Company.

3.36     FULL DISCLOSURE

The Company has provided the Purchaser with all the information which the Purchaser has requested for deciding whether to purchase the Centrasia Shares. The representations and warranties given by the Company in the Transaction
Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations and warranties not misleading to a reasonable prospective purchaser of equity shares.

                                   ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF THE CENTRASIA SHAREHOLDERS

Each of the Centrasia Shareholders hereby severally represents and warrants to the Purchaser that:

4.1      NO OTHER AGREEMENTS TO PURCHASE

No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Centrasia Shareholder of any of the Centrasia Shares owned by it.

4.2      ACTION REQUIRED BY CENTRASIA SHAREHOLDER

All  action  on  the  part  of  the  Centrasia  Shareholder  necessary  for  the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of the Centrasia Shareholder hereunder and thereunder and the transfer of the Centrasia Shares being sold hereunder, has been taken or will be taken prior to the Closing, including, without limitation, waiver of all rights of first offer or refusal, and the Transaction Documents constitute valid, legal and binding obligations of the Centrasia Shareholder enforceable in accordance with its terms and conditions.

4.3      TITLE OF THE CENTRASIA SHAREHOLDER

The Centrasia Shareholder owns and has good and marketable title to its Centrasia Shares set forth opposite its name in Schedule 3.2 as the legal and beneficial owner thereof, free of all Liens.

4.4      COMMISSIONS, ETC.

There are no commissions, finder's fees or other remuneration payable to any broker, agent or other intermediary who has been retained or acted for or on behalf of the Centrasia Shareholder with respect to the sale by him of his Centrasia Shares.

4.5      COMPLIANCE

The execution, delivery and performance of the Transaction Documents by the Centrasia Shareholder and the consummation of the transactions contemplated thereby, including the sale of the Centrasia Shares:

         (a) are not in violation or default of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any material provision of any Applicable Law and will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any such Applicable Law, provision, instrument, judgment, order, writ, decree or contract; and

         (b) will not result in or constitute, with or without the passage of time and giving of notice, an event which results in the creation of any Lien upon any assets of the Centrasia Shareholder or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Centrasia Shareholder or any of its assets or properties;

except for those for which third party consents have been obtained.

4.6      GOVERNMENTAL CONSENTS

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of the Centrasia Shareholder is required in connection with the consummation of the transactions contemplated by the Transaction Documents.

4.7      APPROVAL OF THIRD PARTIES

The Centrasia Shareholder is not under any obligation, contractual or otherwise, to request or obtain the consent of any Person or entity to any of the transactions contemplated in the Transaction Documents, or to the sale, transfer, assignment or delivery of the Centrasia Shares.

4.8      RESIDENCY

With the exception of Tafuri, the Centrasia Shareholder is a resident of Canada for the purposes of the Tax Act.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company and to each of the Centrasia Shareholders that:

5.1      INCORPORATION, EXISTENCE AND CORPORATE POWER

The Purchaser is a company duly continued, validly subsisting and in good standing under the BCBCA with respect to the filings of its annual returns with the Registrar of Companies under the BCBCA and has all requisite corporate power and capacity to own its property and assets and to carry on its business as now being conducted by it.

5.2      SHARE AND DEBT CAPITAL

Schedule 5.2 accurately describes the authorized and issued share and debt capital of the Purchaser and all options, warrants, conversion rights or other rights granted by the Purchaser for the subscription, purchase or issuance of any unissued shares or securities of the Purchaser as at the date hereof.

5.3      SHARE RIGHTS

The rights and privileges, restrictions and conditions attached to the shares of the Purchaser are as set out in its Constating Documents.

5.4      NO OPTIONS

No Person has any agreement, option, warrant, privilege or right (including a conversion or pre-emptive right) whether by law or contract, or understandings capable of becoming an agreement or option, for the purchase or acquisition of any shares or to create any additional class of shares of the Purchaser, except as set out in Schedule 5.2.

5.5      NO OTHER AGREEMENTS TO PURCHASE

No Person has any written or oral agreement or option or any right or privilege (whether by law or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Purchaser of any shares of the Purchaser, except as set out in Schedule 5.2.

5.6      CONDUCTING BUSINESS

The Purchaser is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on.

5.7      PERMITS

The Purchaser has all permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect its business, properties, prospects, or financial condition and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business. The Purchaser is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.8      CONSTATING DOCUMENTS

The Purchaser's Constating Documents are in the form contained in its minute book and no modifications or alterations have been proposed or approved by its shareholders.

5.9      VALID ISSUANCE OF COMMON SHARES

The 1,986,523 issued common shares of the Purchaser as at the date hereof are all duly and validly authorized and issued, fully paid and non-assessable, and were issued in compliance with all applicable corporate and securities laws.

5.10     CORPORATE RECORDS

The corporate records and minute books of the Purchaser contain complete and accurate minutes of all meetings and resolutions of its respective directors and shareholders since its incorporation and all such meetings were duly called and held. The share certificate books, register of members, register of transfers and register of directors of the Purchaser are complete and accurate.

5.11     POWER, CAPACITY AND AUTHORITY OF THE PURCHASER

The Purchaser has the necessary power, capacity, right and authority to enter into and deliver this Agreement and the other Transaction Documents, and to perform its obligations hereunder and thereunder.

5.12     COMMISSIONS, ETC.

Except for the finder's fee referred to in section 10.3, there are no commissions or other remuneration payable to any broker, agent or other intermediary who has been retained or acted for or on behalf of the Purchaser with respect to the purchase by it of the Centrasia Shares.

5.13     AUTHORIZATION

All action on the part of the Purchaser necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Purchaser hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.14     COMPLIANCE

The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby:

         (a) are not in violation or default of its Constating Documents or of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any material provision of any applicable federal, state or provincial statute, rule or regulation and will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any such provision, instrument, judgment, order, writ, decree or contract; and

         (b) will not result in or constitute, with or without the passage of time and giving of notice, an event which results in the creation of any Lien upon any assets of the Purchaser or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Purchaser and its business or operations or any of its and assets or properties.

5.15     GOVERNMENTAL CONSENTS

Save and except as referred to in this Agreement, no consent, approval, order or authorization of, or registration, qualification, license, permit, consent notice, designation, declaration or filing with, any authority on the part of the Purchaser is required in connection with the execution, deliverance, due performance, observance and consummation of the transactions contemplated by the Transaction Documents and to render the Transaction Documents valid, legal, binding and enforceable.

5.16     APPROVAL OF THIRD PARTIES

Save and except as referred to in this Agreement, the Purchaser is not under any obligation, contractual or otherwise, to give notice or to request or obtain the consent of any Person or entity to any of the transactions contemplated in the Transaction Documents, or to the purchase of the Centrasia Shares or the issuance of the Acquisition Shares.

5.17     BARADERO FINANCIAL STATEMENTS

         (a) The Baradero Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP.

         (b) The Baradero Financial Statements present fairly the financial condition and operating results as of the dates, and for the periods, indicated therein.

         (c) Except as set forth in the most recent Baradero Financial Statements or otherwise disclosed in this Agreement (including the Baradero Material Contracts), the Purchaser does not have any liabilities, contingent, accruing or otherwise, other than: (i) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Baradero Financial Statements; and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Baradero Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of each of the Purchaser and have not had a material adverse impact on the financial condition of the Purchaser since the date of the most recent Baradero Financial Statements.

5.18     ACCOUNTS PAYABLE AND OTHER LIABILITIES

Schedule 5.18 provides a complete listing for the Purchaser's accounts payable and all other liabilities equal to or in excess of $5,000 as at April 30, 2005, such amounts determined in accordance with GAAP.

5.19     FINANCIAL RECORDS OF THE PURCHASER

The books and records of the Purchaser have been consistently kept in accordance with its internal policies and do fairly and correctly set out and disclose as at the date hereof in all material respects:

         (a) its assets, liabilities and shareholders' equity, all as at the date hereof; and

         (b) its revenues and expenses for the period from the date of most recent Baradero Financial Statements to the date hereof;

and all of its material financial transactions have been accurately recorded in such books and records up to and including the date hereof. Without in any way limiting the generality of the foregoing, all bonuses, commissions and other payments are reflected in the books of account of the Purchaser.

5.20     SHAREHOLDERS' LOANS

As at the date hereof there are no loans outstanding from shareholders to the Purchaser, other than as disclosed in the most recent Baradero Financial Statements.

5.21     GUARANTEES AND OTHER AGREEMENTS OF THE PURCHASER

Except as set out in the Baradero Financial Statements or otherwise disclosed in this Agreement (including the Baradero Material Contracts), the Purchaser is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person or entity, and the Purchaser has not given any guarantee or warranty in respect of any property, products or services sold or leased by it except in the ordinary course of business.

5.22     SUBSEQUENT EVENTS

Except as disclosed herein, since the date of the most recent Baradero Financial Statements, the Purchaser has not:

         (a) declared, made or committed itself to make any payment of any dividends or any other distribution in respect of its shares;

         (b)      subdivided,   consolidated  or   reclassified,   or  redeemed,
                  purchased or otherwise acquired or agreed to acquire any of its shares;

         (c) transferred, assigned, sold or otherwise disposed of any of its assets or cancelled any debts or claims except, in each case, in the ordinary and usual course of business;

         (d) incurred or assumed any obligations or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and usual course of business;

         (e) issued or sold any shares in its capital or any warrants, bonds, debentures or its other corporate securities or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;

         (f) discharged or satisfied any Lien or paid any obligation or Liability other than liabilities incurred in the ordinary and usual course of business;

         (g) suffered an operational loss or any extraordinary loss, waived, surrendered or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business;

         (h) made or otherwise authorized or agreed to any changes in any Material Contract that could have a material effect on it;

         (i) paid any bonuses, pensions, share of profits or similar benefits (whether monetary or otherwise) or made any general wage or salary increases in respect of personnel which it employs, consultants, Persons contracted to provide services to it, its directors or former directors;

         (j) mortgaged, pledged, subjected to Lien, granted a security interest in or otherwise encumbered any of its assets, whether tangible or intangible;

         (k)      made any gift of money or of any of its assets to any Person;

         (l) experienced any material changes in the condition (financial or otherwise), its assets, Liabilities, operations, earnings, business or prospects;

         (m) experienced any material damage, destruction or loss, labour trouble or other events, development or condition (whether or not covered by insurance) which has or may have a material affect on its assets, business or future prospects;

         (n) made any payment, discharge or satisfaction of any Lien, Liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course business and consistent with past practice;

         (o) made any licence, sale, assignment, transfer, disposition, pledge, mortgage of or granting a security interest or other Lien on or over any of its assets, other than in the ordinary and normal course of business;

         (p) made any write-off as uncollectible of any accounts receivable or any portion thereof;

         (q) had any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value;

         (r)      made any loan to, or  engaged in any other  transaction  with,
                  any  of  its  employees,   officers  or  directors  or  former
                  employees, officers or directors;

         (s)      made any capital expenditures or commitments;

         (t) made any change in the accounting or tax practices followed by it; or

         (u) authorized, agreed or otherwise become committed to do any of the foregoing.

5.23     CONDUCT OF BUSINESS

The Purchaser's business has been carried on in the ordinary and normal course of business since the date of the most recent Baradero Financial Statements and there has been no event or circumstance which would constitute a material adverse change in or to its business.

5.24     BARADERO MATERIAL CONTRACTS

The Baradero  Material  Contracts  are listed and briefly  described in Schedule
5.24 to this Agreement and the Purchaser has fulfilled and performed all of its obligations which are necessary to be fulfilled or performed as of this date, and is capable of fulfilling and performing its obligations thereunder. The Purchaser has provided to the Company a true and complete copy of each material contract to which it is a party as listed and described in Schedule 5.24 and all amendments thereto. The Purchaser is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any of the Baradero Material Contracts to which it is a party.

5.25     NO OTHER AGREEMENTS

Other than the Baradero Material Contracts described in Schedule 5.24, there are no agreements, letters of intent, commitments or understandings, to which the Purchaser is a party which:

         (a) involve partnerships, joint ventures, or licensing of its assets; or

         (b) are not on arm's length terms or are in any way otherwise than in the ordinary and normal course of business.

5.26     NO DEFAULTS UNDER BARADERO MATERIAL CONTRACTS

The Purchaser is not, nor to the best of the knowledge of the Purchaser is any other party, in default or breach in any material respect of any of the Baradero Material Contracts and there exists no state of facts as of the date hereof which after notice or lapse of time or both would constitute such a default or breach by the Purchaser and all the Baradero Material Contracts are in good standing and in full force and effect and the Purchaser is entitled to all rights and benefits thereunder and has not assigned, promised to assign, encumbered, impaired or otherwise disposed of any rights or benefits or its entitlement thereto.

5.27     SHAREHOLDERS AGREEMENTS

There are no shareholders' agreements or other agreements governing the voting, holding, transfer or sale of the Purchaser's shares or the management of the affairs of the Purchaser.

5.28     LITIGATION

Except as disclosed herein:

         (a) there is no action, suit, claim, proceeding or investigation outstanding, or, to the best of the knowledge of the Purchaser, currently threatened against the Purchaser which questions, undermines or jeopardizes the validity of the Transaction Documents to which the Purchaser is a party or the right of the Purchaser to enter into any of them, or to consummate the transactions contemplated thereunder, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of the Purchaser, financially or otherwise, or any change in the current equity ownership of the Purchaser, nor is the Purchaser aware that there is any basis for the foregoing;

         (b) the Purchaser is not a party or subject to the provisions of any order, rule, writ, injunction, judgment or decree of any court or government agency or instrumentality; and

         (c) there is no action, suit, claim, proceeding or investigation by the Purchaser currently outstanding or which the Purchaser intends to initiate.

5.29     SUBSIDIARIES AND AFFILIATES

The Purchaser presently does not own or Control, directly or indirectly, any interest in any other company, association, partnership, joint venture or other business entity other than its newly incorporated British Virgin Islands subsidiaries, Magellan Gold (BVI) Inc. and Magellan Holdings (BVI) Corp.

5.30     NO OPTIONS ON ASSETS

Other than as provided herein, there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Purchaser of its business or any of its assets.

5.31     NON-ARMS LENGTH TRANSACTIONS

The Purchaser has not since the date of the most recent Baradero Financial Statements made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person not dealing at arm's length with it or any Affiliates or Associate of any of the foregoing, except (a) as reflected in the Baradero Financial Statements;
(b) usual employee reimbursements and compensation paid in the ordinary course of business; and (c) as disclosed in this Agreement or in the documents disclosed in this Agreement.

5.32     ENVIRONMENTAL MATTERS

Conditions on and relating with respect to all past and current operations of the Purchaser, if any, are in material compliance with all applicable laws, regulations and orders relating to environmental matters including but not limited to reclamation, rehabilitation, waste disposal and storage.

5.33     PUBLIC COMPANY STATUS

The Purchaser is a "reporting issuer" within the meaning of the Securities Acts of the provinces of British Columbia and Alberta and is registered as a foreign private issuer with the Securities and Exchange Commission of the United States of America (the "SEC"). The Purchaser is in good standing with respect to all filings required to be made with the securities regulatory authorities of the Provinces of British Columbia and Alberta and with the SEC. No material change relating to the Purchaser has occurred with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis. No securities commission or similar regulatory authority has issued any order preventing or suspending trading in any securities of the Purchaser or prohibiting the issue and sale of the common shares in the capital of the Purchaser and to the knowledge of the Purchaser no such proceedings for such purposes are pending or threatened. The Purchaser has not received any oral or written enquiries, and to the knowledge of the Purchaser it is not subject to any review or investigation, regarding any part of its public disclosure record with either the TSX-V or the securities commission of any province in Canada, or with the SEC, including any financial statements filed or available on SEDAR and the accounting treatment used therein from any federal, provincial, local or other government, governmental or public department, body or other law, rule or regulation-making entity.

5.34     ISSUANCE OF ACQUISITION SHARES

The Acquisition Shares to be issued to the Centrasia Shareholders in connection with the transactions contemplated by this Agreement will, when issued in accordance with the terms of this Agreement, be validly issued, fully paid and non-assessable and shall form part of a class of shares that is listed and posted for trading on the TSX-V. Such issuance of Acquisition Shares will be effected in such a way that it is in compliance with all applicable securities laws.

5.35     OTHER REPRESENTATIONS

All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser and pursuant hereto or in connection with the transactions contemplated by this Agreement shall be deemed to be representations and warranties by the Purchaser.

5.36     FULL DISCLOSURE

The Purchaser has provided Centrasia Shareholders with all the information the Centrasia Shareholders have requested in order to decide whether to sell the Centrasia Shares. The representations and warranties of the Purchaser in the Transaction Documents to which the Purchaser is a party do not contain any untrue statement of material fact or omit to state a material fact necessary to make such representations and warranties not misleading to a reasonable prospective purchaser of equity shares.

                                    ARTICLE 6
                                    COVENANTS

6.1      COVENANTS OF THE PURCHASER

Between the date hereof and Closing, the Purchaser covenants and agrees that it will:

         (a) provide full access during normal business hours to its books and records to the Company and its advisors for the purposes of conducting due diligence. Such due diligence may include, but is not limited to, a review of financial and business records and accounting practices relating to the Purchaser's business and contracts between the Purchaser and third parties including, but not limited to, employment contracts and stock option agreements. The Purchaser will cooperate with the Company with respect to such due diligence;

         (b) except as required by law, receive and maintain all information received from the Company and the Centrasia Shareholders, whether pursuant to Sections 6.2(a) or otherwise, strictly in confidence and not disclose to any Person or make public or authorize the disclosure of any such information and not use such information for any purpose except for the purpose contemplated by this Agreement unless:
                  (i) the specific information is now or hereafter publicly disclosed other than as a result of breach of this provision;
                  (ii) the specific information was in the possession of the Purchaser prior to the disclosure by the Purchaser; (iii) the specific information is hereafter disclosed to the Purchaser by a third party having no obligation of confidentiality with regard to the information; or (iv) the specific information is independently generated by the Purchaser without the use and not as a consequence of the disclosure by the Company or the Centrasia Shareholders. If this Agreement is terminated, the Purchaser must immediately return to the others all confidential information that was furnished to it, without retaining any copy thereof;

         (c) carry on its business in the normal and ordinary course and not assign, sell, dispose or transfer any of its assets, terminate, assign or breach any Baradero Material Contract, cancel any debts or claims, incur any Liabilities, or make any expenditure outside the ordinary course of business without the consent of the Company, which consent will not be unreasonably withheld;

         (d) not issue any securities declare or pay any dividends or otherwise make any distributions to its shareholders, redeem, purchase or acquire any of its shares or alter its capital structure in any way;

         (e) use reasonable efforts to change its name to "Centrasia Mining Corp.";

         (f) use reasonable efforts to complete a non-brokered private placement (the "Private Placement") of 4,375,000 units of the Company at a price not less than C$0.20 per unit, each unit consisting of one common share in the capital of the Company and one common share purchase warrant with an exercise price of Cdn$0.40 and expiry date of two years from the Closing Date;

         (g)      engage Chase Management Ltd. to continue providing accounting,
                  administration  and  management   services  to  the  Purchaser
                  subsequent to the Closing;

         (h)      apply for all necessary regulatory and shareholder  approvals;
                  and

         (i) execute and do all such further deeds, acts, things and assurances as may be reasonably required to complete the transactions contemplated herein.

6.2      COVENANTS OF THE COMPANY

The Company covenants and agrees that between the date hereof and Closing it will:

         (a) provide full access during normal business hours to the books and records of the Company to the Purchaser for the purposes of conducting due diligence. Such due diligence may include, but is not limited to, a review of financial and business records and accounting practices relating to the Company's business, the validity of any permits, licences, options and other rights with respect to the Company's assets, and contracts between the Company and third parties including, but not limited to the Purchase Agreement, employment contracts, stock option agreements and joint venture or partnership agreements. The Company will cooperate with the Purchaser with respect to such due diligence;

         (b) except as required by law, receive and maintain all information received from the Purchaser, whether pursuant to sections 6.1(a) or otherwise, strictly in confidence and not disclose to any Person or make public or authorize the disclosure of any such information and not use such information for any purpose except for the purpose contemplated by this letter of intent unless: (i) the specific information is now or hereafter publicly disclosed other than as a result of breach of this provision; (ii) the specific information was validly in the possession of the Company prior to the disclosure by the Purchaser other than as a result of a breach of confidentiality by a third party; (iii) the specific information was or is hereafter disclosed to the Company by a third party having no obligation of confidentiality with regard to the information; or (iv) the specific information is independently generated by the Company without the use and not as a consequence of the disclosure by the Purchaser. If this Agreement is terminated, the Company must immediately return to the Purchaser all confidential information that was furnished to it, without retaining any copy thereof;

         (c) carry on its business in the normal and ordinary course and not assign, sell, dispose or transfer any of its assets, terminate, assign or breach any Centrasia Material Contract, cancel any debts or claims, incur any Liabilities, or make any expenditure outside the ordinary course of business without the consent of the Purchaser, which consent will not be unreasonably withheld;

         (d) amend or restate the Original Bulakashu Option Agreement (the "New Bulakashu Option Agreement") in form and substance satisfactory to the Purchaser and the Purchaser's counsel acting reasonably and will use its reasonable best efforts to cause the other parties to the New Bulakashu Option Agreement with the exception of the Purchaser and the Subsidiaries, to enter into the Amended Bulakashu Option Agreement;

         (e) not issue any securities declare or pay any dividends or otherwise make any distributions to the Centrasia Shareholders, redeem, purchase or acquire any Centrasia Shares or alter its capital structure in any way;

         (f) obtain any necessary consents and waivers and give all notices, which are required prior to Closing;

         (g) deliver an opinion of a Kyrgyz lawyer to the Purchaser regarding BMC and regarding the Bulakashu Property and BMC's title thereto, in a form acceptable to the Purchaser and its solicitors;

         (h)      deliver a technical  report to the  Purchaser on the Bulakashu
                  Property  which  complies  with  National   Instrument  43-101
                  Standards of Disclosure for Mineral Projects;

         (i) provide the Purchaser with all information regarding the Company and its shareholders that may be required to obtain regulatory approval for the transactions contemplated in the Transaction Documents;

         (j)      deliver audited financial statements for BMC to the Purchaser;
                  and

         (k) execute and do all such further deeds, acts, things and assurances as may be reasonably required to complete the transactions contemplated herein.

6.3      COVENANTS OF THE CENTRASIA SHAREHOLDERS

Each of the Centrasia Shareholders covenants and agrees that between now and Closing it will:

         (a)      not  enter  into  any  agreement   for  the  sale,   transfer,
                  encumbrances or other disposition of their Centrasia Shares;

         (b) comply with any escrow, hold period, seed share resale or other restrictions applicable to the Acquisition Shares as may be imposed by the TSX-V or under applicable securities laws;

         (c) use its reasonable best efforts to cause the Company to amend or restate the Original Bulakashu Option Agreement and enter into the New Bulakashu Option Agreement;

         (d) execute all undertakings and comply with all requirements of the applicable securities laws, the TSX-V and any other Persons or Governmental Authorities, which may be necessary or reasonable to obtain the necessary approvals under applicable securities laws and stock exchange requirements and any other Persons or Governmental Authorities to the transactions contemplated hereby;

         (e) cooperate with the Purchaser with respect to any due diligence performed by the Purchaser with respect to such Person; and

         (f) execute and do all such further deeds, acts, things and assurances as may be reasonably required to complete the transactions contemplated herein.

                                   ARTICLE 7
                       RELIANCE AND SURVIVAL AND INDEMNITY

7.1      RELIANCE AND SURVIVAL - COMPANY

Each of the Company and Turnbull acknowledges and agrees that the Purchaser is relying on the representations and warranties set forth in Article 3 in purchasing the Centrasia Shares and agree that such representations and warranties are true, accurate and correct and will survive the execution and delivery of this Agreement and the Closing and will continue in full force and effect for the benefit of the Purchaser subject to the following provisions of this Section:

         (a) except as provided in subsection 7.1(b), no Warranty Claim may be made or brought by the Purchaser after the date which is six months following the Closing Date; and

         (b) any Warranty Claim which is based upon or relates to the representations and warranties in Section 3.1, 3.2, 3.11, or otherwise relates to title to the Centrasia Shares or which is based upon intentional misrepresentation or fraud by the Company may be made or brought by the Purchaser or any of them at any time.

After the expiration of the period of time referred to in subsection 7.1(a), each of the Company and Turnbull will be released from all obligations and liabilities in respect of the representations and warranties made under Article 3 hereof or in any document or certificate given in order to carry out the transactions contemplated hereby, except with respect to any claims made by the Purchaser in writing prior to the expiration of such period and subject to the rights of the Purchaser to make any claim permitted by subsection 7.1(b).

7.2      RELIANCE AND SURVIVAL - CENTRASIA SHAREHOLDERS

Each Centrasia Shareholder acknowledges and agrees that the Purchaser is relying on the representations and warranties made by him set forth in Article 4 in purchasing his Centrasia Shares and agrees that such representations and warranties are true, accurate and correct and will survive the execution and delivery of this Agreement and the Closing and will continue in full force and effect for the benefit of the Purchaser subject to the following provisions of this Section:

         (a) except as provided in subsection 7.2(b), no Warranty Claim may be made or brought by the Purchaser after the date which is six months following the Closing Date; and

         (b) any Warranty Claim which is based upon or relates to the representations and warranties in Section 4.1, 4.2, 4.3 or otherwise relates to title to his Centrasia Shares or which is based upon intentional misrepresentation or fraud by him may be made or brought by the Purchaser against him at any time.

After the expiration of the period of time referred to in subsection 7.2(a), each Centrasia Shareholder will be released from all obligations and liabilities in respect of the representations and warranties made by him under Article 4 hereof or in any document or certificate given in order to carry out the transactions contemplated hereby, except with respect to any claims made by the Purchaser in writing prior to the expiration of such period and subject to the rights of the Purchaser to make any claim permitted by subsection 7.2(b).

7.3      RELIANCE AND SURVIVAL - THE PURCHASER

The Purchaser acknowledges and agrees that the Company and the Centrasia Shareholders are relying on the representations and warranties of the Purchaser set forth in Article 5 (including, in the case of the Centrasia Shareholders, in selling their respective Centrasia Shares) and agrees that such representations and warranties are true, accurate and correct and will survive the execution and delivery of this Agreement and the Closing and will continue in full force and effect for the benefit of the Company and the Centrasia Shareholders subject to the following provisions of this Section:

         (a) except as provided in subsection 7.3(b), no Warranty Claim may be made or brought by the Company, the Centrasia Shareholders or any of them after the date which is six months following the Closing Date; and

         (b) any Warranty Claim which is based upon or relates to the representations and warranties in Sections 5.1, 5.2 and 5.11 or which is based upon intentional misrepresentation or fraud by the Purchaser may be made or brought by the Company, the Centrasia Shareholders or any of them at any time.

After the expiration of the period of time referred to in subsection 7.3(a), the Purchaser will be released from all obligations and liabilities in respect of the representations and warranties made by the Purchaser and contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, except with respect to any claims made by the Company, the Centrasia Shareholders or any one of them in writing prior to the expiration of such period and subject to the rights of the Company, the Centrasia Shareholders or any one of them to make any claim permitted by subsection 7.3(b).

7.4      INDEMNITY - THE COMPANY AND TURNBULL

Each of the Company and Turnbull agrees to indemnify and save harmless the Purchaser from and against all losses, damages, costs or expenses, including legal costs as between a solicitor and his own client, suffered or incurred by the Purchaser as a result of or in connection with any Warranty Claim. Notwithstanding any other provision contained herein, the obligations of indemnification by each of the Company and Turnbull pursuant to this Section 7.4 will be subject to the limitations referred to in Section 7.1 hereof with respect to the survival of the representations and warranties by such person.

7.5      INDEMNITY - THE CENTRASIA SHAREHOLDERS

Each Centrasia Shareholder agrees to indemnify and save harmless the Purchaser from and against all losses, damages, costs or expenses, including legal costs as between a solicitor and his own client, suffered or incurred by the Purchaser as a result of or in respect of such Centrasia Shareholder. Notwithstanding any other provision contained herein, the obligations of indemnification by each Centrasia Shareholder pursuant to this Section 7.5 will be subject to the limitations referred to in Section 7.2 hereof with respect to the survival of the representations and warranties by him.

7.6      INDEMNITY - THE PURCHASER

The Purchaser agrees to indemnify and save harmless the Company, the Centrasia Shareholders or any one of them from and against all losses, damages, costs or expenses, including legal costs as between a solicitor and his own client, suffered or incurred by the Company, the Centrasia Shareholders or any one of them as a result of or in connection with any Warranty Claim. Notwithstanding any other provision contained herein, the obligations of indemnification by the Purchaser pursuant to this Section 7.6 will be subject to the limitations referred to in Section 7.3 hereof with respect to the survival of the representations and warranties by the Purchaser.

7.7      THIRD PARTY CLAIMS

         (a) In the case of a Warranty Claim which may arise as a result of claim being made by a third party (a "Claim"), the party seeking indemnification (the "Indemnified Party") shall give prompt notice, and in any event within 10 days, to the party or parties from whom the Indemnified Party is seeking indemnification (the "Indemnifying Party") of any such Claims made upon it. If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defense and provided that no claim for indemnity in respect of the breach of any representation or warranty contained in this Agreement may be made unless notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 7.1, 7.2 or 7.3 as applicable.

         (b) The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 20 days after receipt of the notice described in subsection (a), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.

         (c) Upon the assumption of control of any Claim by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall co-operate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

         (d) If the Indemnifying Party does not assume control of a Claim as permitted in subsection (b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

                                    ARTICLE 8
                                   CONDITIONS

8.1      CONDITIONS PRECEDENT FOR BENEFIT OF THE PURCHASER

The obligations of the Purchaser under this Agreement are subject to the fulfilment on or before the Closing of each of the following conditions which are for the sole benefit of the Purchaser and may be waived by the Purchaser in writing any time before Closing:

         (a) the representations and warranties of the Company and the Centrasia Shareholders in Article 3 and Article 4 being true as of the Closing;

         (b) no material adverse change shall have occurred in the business operation, capital, financial condition or prospects of the Company prior to Closing;

         (c) the board of directors of the Company will have given all necessary approvals for the entry into of the Transaction Documents and all transactions contemplated thereby and the Purchaser will have obtained all necessary approvals from its board of directors;

         (d)      the Purchaser shall have completed the Private Placement;

         (e) the Purchaser shall have received a fully executed copy of the New Bulakashu Option Agreement;

         (f) all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto and other documents in connection with the purchase and sale hereunder, including the Transaction Documents, will be reasonably satisfactory in form and substance to the Purchaser's counsel acting reasonably, and they will have received all executed such counterpart original and certified or other copies of such documents as they may reasonably request;

         (g) the Purchaser will be satisfied acting reasonably that the Company and the Centrasia Shareholders have performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement and the other
                  Transaction Documents that are required to be performed or complied with by it on or before the Closing;

         (h) Chase Management Ltd. shall have been engaged to continue providing accounting, administration and management services to the Purchaser subsequent to the Closing;

         (i) the Company shall have consented to the change of the name of the Purchaser to "Centrasia Mining Corp." and to the necessary change of its name to any name that the Purchaser may approve;

         (j) the Centrasia Shareholders shall have, as may be required by the TSX-V or other regulatory authorities, entered into the Surplus Securities Escrow Agreement pursuant to which certain shares issued to them will be subject to escrow;

         (k) the shareholders of the Purchaser shall have elected Nick DeMare, Doug Turnbull, Greg Crowe, Lindsay Bottomer, Cary Pinkowski and Oleg Kim as the directors of the Purchaser, subject to the Purchaser receiving consents to act from each of the foregoing; and

         (l) the Purchaser and the Company shall have received all applicable shareholder approvals and all consents, approvals and other authorizations of any regulatory authorities (including the TSX-V), shareholders or third parties to enter into this Agreement and the other Transaction Documents and complete the transactions contemplated herein and therein.

8.2      CONDITIONS FOR THE SOLE BENEFIT OF THE PURCHASER

The conditions precedent set forth in Section 8.1 are for the sole benefit of the Purchaser and whether or not the Purchaser is satisfied or unsatisfied will be determined by the Purchaser in the discretion of the Purchaser, acting reasonably. In case any of the conditions precedent set forth in Section 8.1 have not been fulfilled on or before the Closing Date, the Purchaser may, in its sole discretion, either: (a) terminate its obligation to purchase the Centrasia Shares by notice in writing to the Company and the Centrasia Shareholders, in which event, subject to Section 8.6, the Purchaser will be released from all obligations under this Agreement; or (b) waive compliance with any such condition if it sees fit to do so, without prejudice to its right of termination in the event of non-fulfilment of any other condition in whole or in part.

8.3      CONDITIONS PRECEDENT FOR BENEFIT OF THE COMPANY AND THE CENTRASIA
         SHAREHOLDERS

The obligations of the Company and the Centrasia Shareholders under this Agreement are subject to the fulfilment on or before the Closing of each of the following conditions which are for the sole benefit of the Company and the Centrasia Shareholders and may be waived by the Company and the Centrasia Shareholders in writing any time before Closing:

         (a) the representations and warranties of the Purchaser in Article 5 being true as of the Closing Date;

         (b) no material adverse change shall have occurred in the business operation, capital, financial condition or prospects of the Purchaser prior to Closing;

         (c) the board of directors of the Purchaser will have given all necessary approvals for the entry into of the Transaction Documents and all transactions contemplated thereby and the Company will have obtained all necessary approvals from its board of directors;

         (d) all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto and other documents in connection with the purchase and sale hereunder, including the Transaction Documents, will be reasonably satisfactory in form and substance to the Company and the Centrasia Shareholders' counsels, and they will have received all executed such counterpart original and certified or other copies of such documents as they may reasonably request;

         (e) the Company and the Centrasia Shareholders will be satisfied that the Purchaser has performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

         (f) the Company shall have received a fully executed copy of the New Bulakashu Option Agreement;

         (g) the Purchaser shall have amended or terminated the Stock Option Plan established a new stock option plan (the "New Stock Option Plan") on terms satisfactory to the Purchaser and the Centrasia Shareholders and their respective advisors, reserving 20% of the common shares of the Purchaser to be issued and outstanding following completion of the transactions contemplated herein, accounting for the completion of the Private Placement and Debt Settlement Agreements;

         (h) the Purchaser shall have changed its name to "Centrasia Mining Corp.";

         (i)      the completion of the Private Placement;

         (j) the shareholders of the Purchaser shall have elected Nick DeMare, Doug Turnbull, Greg Crowe, Lindsay Bottomer, Cary Pinkowski and Oleg Kim as the directors of the Purchaser, subject to the Purchaser receiving consents to act from each of the foregoing; and

         (k) the Purchaser and the Company shall have received all applicable shareholder approvals and all consents, approvals and other authorizations of any regulatory authorities (including the TSX-V), shareholders or third parties to enter into this Agreement and the other Transaction Documents and complete the transactions contemplated herein and therein.

8.4      CONDITIONS FOR THE SOLE BENEFIT OF THE COMPANY AND THE CENTRASIA
         SHAREHOLDERS

The conditions precedent set forth in Section 8.3 are for the sole benefit of the Company and the Centrasia Shareholders and whether or not the Company and the Centrasia Shareholders are satisfied or unsatisfied will be determined by the Company and the Centrasia Shareholders in the discretion of the Centrasia Shareholders, acting reasonably. In case any of the conditions precedent set forth in Section 8.3 have not been fulfilled on or before the Closing Date, the Company and the Centrasia Shareholders may, in their sole discretion, either:
(a) terminate its obligation to sell the Centrasia Shares by notice in writing to the Purchaser, in which event, subject to Section 8.6, the Company and the Centrasia Shareholders will be released from all obligations under this Agreement; or (b) waive compliance with any such condition if it sees fit to do so, without prejudice to its right of termination in the event of non-fulfilment of any other condition in whole or in part.

8.5      TERMINATION

If the transactions contemplated hereby are not completed by September 1, 2005, any party hereto may terminate this Agreement by notice in writing to the other parties.

8.6      SURVIVAL OF CERTAIN PROVISIONS

Sections  6.1(b),  6.2(b),  7.1, 7.2, 7.3,  7.4, 7.5, 7.6,  10.2,  and 10.3 will survive any termination of this Agreement.

                                    ARTICLE 9
                               CLOSING OBLIGATIONS

9.1      CLOSING OBLIGATIONS OF THE COMPANY AND THE CENTRASIA SHAREHOLDERS

Subject to the terms and conditions of this Agreement, the Company and the Centrasia Shareholders covenant and agree with the Purchaser that at the Closing, they will deliver to the Purchaser:

         (a) a certified copy of the resolutions of the directors of the Company approving the Transaction Documents and the transfer of all of the Centrasia Shares to the Purchaser;

         (b) original share certificates representing the Centrasia Shares either duly signed off or accompanied by duly executed powers of attorney;

         (c) executed copies of all Transaction Documents not previously provided;

         (d) copies of all notices, consents and waivers required before Closing and not previously provided;

         (e)      comfort letter of the auditors of Centrasia and BMC;

         (f) certificate of good standing for Centrasia issued by the Registrar of Companies;

         (g) new share certificates representing all of the Centrasia Shares to which the Purchaser is entitled, duly and validly registered in the name of the Purchaser or as otherwise directed by the Purchaser;

         (h) certificate of an officer of the Company certifying that (a) all of the representations and warranties of the Company are true as of Closing; (b) all of the covenants of the Company have been performed; and (c) all of the conditions for the benefit of the Company and Centrasia Shareholders have been complied with or waived by the Company;

         (i) certificate of each Centrasia Shareholder certifying that (a) all of his representations and warranties are true as of Closing; (b) all of his covenants have been performed; and (c) all of the conditions for the benefit of the Company and Centrasia Shareholders have been complied with or waived by him;

         (j) the minute books, corporate seals, accounting records, bank account records and other corporate head office files, documents and materials of the Company as may be requested by the Purchaser;

         (k) opinion of counsel to the Company in form and substance acceptable to the Purchaser; and

         (l) all other documents as the Purchaser have reasonably request pursuant to the terms and conditions contained in this Agreement.

9.2      CLOSING OBLIGATIONS OF THE PURCHASER

Subject to the terms and conditions of this Agreement, the Purchaser covenants and agrees with the Company that at the Closing, it will deliver to the Company and/or the Centrasia Shareholders, as the case may be:

         (a) a certified copy of the resolutions of the directors of the Purchaser approving the Transaction Documents to which the Purchaser is a party and the purchase of the Centrasia Shares and the issuance of the Acquisition Shares;

         (b) evidence of the issuance (subject to a Surplus Securities Escrow Agreement) of the Acquisition Shares issued to the Centrasia Shareholders validly registered in the name of the Centrasia Shareholders;

         (c) opinion of counsel to the Purchaser in form and substance acceptable to the Company and the Centrasia Shareholders;

         (d) executed copies of all Transaction Documents not previously provided;

         (e) confirmation of completion of the continuance and name change of the Purchaser;

         (f) confirmation of appointment of Nick DeMare, Doug Turnbull, Greg Crowe, Lindsay Bottomer, Cary Pinkowski and Oleg Kim as the directors of the Purchaser, subject to the Purchaser receiving consents to act from each of the foregoing;

         (g)      confirmation of completion of the Private Placement;

         (h)      confirmation   of   TSX-V   approval   of   the   transactions
                  contemplated hereby;

         (i) share certificate for 233,338 of the Purchaser's Shares representing the finder's fee issued to Mr. Shapur Salem validly registered in the name of Mr. Shapur Salem or as otherwise directed by Mr. Shapur Salem; and

         (j) all other documents as the Company and/or the Centrasia Shareholders have reasonably requested pursuant to the terms and conditions of this Agreement.

                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1     STANDSTILL PROVISION

Except as contemplated herein, the parties hereto and their respective agents will not, and will not permit any of their respective directors, officers, employees or agents (including investment bankers, attorneys and accountants), to directly or indirectly solicit, discuss, encourage, or accept any offer for the purchase or financing of the other party hereto or the business and/or the assets of such party, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement to sell or finance such party or business and/or the assets of such party.

10.2     ANNOUNCEMENTS OR DISCLOSURE OF TRANSACTION

No press release, public notice or other publicity concerning the Purchaser's acquisition of the Centrasia Shares will be made without the prior approval of all parties hereto, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing:

         (a) Subject to 10.2(b), if any disclosure or announcement is required by law concerning the Purchaser's acquisition of the Centrasia Shares, the party or parties making such disclosure may do so without the prior approval of all parties hereto, so long as they consult with such other parties as to the wording of such disclosure or announcement prior to releasing it; and

         (b) the Purchaser will be entitled, without the prior approval of any other party hereto, to disclose a brief description of the acquisition and a general description of the business of Centrasia for publication in public disclosure documents.

10.3     COSTS AND EXPENSES

Except as otherwise specifically set forth herein, each party will bear its own expenses in connection with the matters referred to herein, including, without limitation, the costs and expenses of all attorneys, technical specialists, brokers, investment bankers, agents and accountants and auditors employed by such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finders fees or other compensation in connection with the contemplated transaction which may be asserted by any Person based on any agreement or arrangement for payment by the other party.

The parties acknowledge that a finder's fees is payable in respect of the transactions contemplated hereby, to Mr. Shapur Salem, which will be paid by way of issuance of 233,338 of the Purchaser's Shares to Mr. Shapur Salem on Closing.

10.4     CONSENT TO TRANSFER SHARES

The Company hereby consents to the transfer of the Centrasia Shares to the Purchaser.

10.5     SUCCESSORS AND ASSIGNS

This Agreement will enure to the benefit of and be binding upon the parties and their respective permitted assigns, personal representatives, administrators, heirs and successors.

10.6     ASSIGNMENT

The Purchaser, the Company and the Centrasia Shareholders shall not assign their rights under this agreement to any Person without obtaining the prior written consent of all the parties hereto.

10.7     TIME OF ESSENCE

Time will be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

10.8     GOVERNING LAW

This Agreement will be governed by and construed in accordance with British Columbia law and applicable Canadian law and will be treated in all respects as a British Columbia contract.

10.9     COUNTERPARTS

This Agreement may be executed in two or more counterparts or facsimile counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

10.10    NOTICES

Unless otherwise specified in this Agreement, any notice or other communication required to be given by any party pursuant to this Agreement must be in writing, given by letter or notice delivered by hand or first-class prepaid post and addressed, in the case of a Centrasia Shareholder, to its address set out above, and, in the case of the Purchaser or the Company, may also be transmitted by facsimile transmission and sent to the address and facsimile number of the recipient set out below, marked for the attention of the representative set out below:

         (a)      if to the Purchaser:

                  Baradero Resources Ltd.
                  Suite 1350, 1090 West Georgia Street
                  Vancouver, BC  V6E 3V7

                  Attention:        Nick DeMare
                  Facsimile:        (604) 683-1585

                  with a copy to:

                  Axium Law Group
                  PO Box 49222
                  Suite 3350, 1055 Dunsmuir Street
                  Vancouver, British Columbia V7X 1L2

                  Attention:        Michael Varabioff
                  Facsimile:        (604) 692-4918

         (b)      if to the Company
                  Centrasia Gold Corp.
                  300 - 1055 W. Hastings St.,
                  Vancouver, BC V6E 2E9

                  Attention:        Doug Turnbull
                  Facsimile:        (604) 688-4169

                  with a copy to:

                  Thomas, Rondeau
                  PO Box 10037 Pacific Centre
                  Suite 1925, 700 West Georgia Street
                  Vancouver, BC  V7Y 1A1

                  Attention:        James Harris
                  Facsimile:        (604) 688-6995

10.11    DEEMED DELIVERY

All notices or other communications delivered in accordance with Section 10.10 will be deemed to have been received at the time of transmission or delivery.

10.12    NO PARTNERSHIP

Nothing in this Agreement or in the relationship of the parties hereto will be construed as in any sense creating a partnership among the parties or as giving to any party any of the rights or subjecting any party to any of the creditors of the other parties.

10.13    SEVERABILITY

The unlawfulness or invalidity or unenforceability of any provision in this Agreement or of any covenant herein contained on the part of any party will not affect the validity or enforceability of any other provision or covenant hereof or herein contained and the parties hereby undertake to renegotiate in good faith, with a view to concluding arrangements as nearly as possible the same as those herein contained.

10.14    AMENDMENTS

No term or provision hereof may be amended except by an instrument in writing signed by all of the parties to this Agreement.

10.15    ENTIRE AGREEMENT

This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party will be liable or bound to any other party in any manner by any oral or written warranties, representations, or covenants with respect to the subject matter of this Agreement, except as specifically set forth herein or therein. The parties hereto agree that the letter agreement dated March 17, 2005 among the parties hereto is hereby terminated and of no further force or effect.

10.16    FURTHER ASSURANCES

The parties will execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary, to give full effect to this Agreement, and to make this Agreement legally effective, binding and enforceable as between them, and as against third parties.

10.17    WAIVER

The failure of a party to insist upon the strict performance of any term of this Agreement, or to exercise any right, or remedy contained in this Agreement, will not be construed as a waiver or a relinquishment by that party for the future, of that term, right or remedy. No waiver by any party hereto of any such covenant will be deemed to have been made unless expressed in writing and signed by the waiving party.

10.18    ATTORNEY FOR EACH CENTRASIA SHAREHOLDER

Each Centrasia Shareholder (other than Turnbull) hereby appoints Douglas Turnbull, the President of the Company, as his attorney and as such authorizes and directs him by and on behalf of and in the name of such Centrasia
Shareholder to approve, execute and deliver under seal or otherwise, any certificates, deeds, documents, agreements, instruments or writings as may be necessary, desirable or useful for the purpose of giving full effect to this Agreement and as may be necessary for the Closing of the transactions contemplated by this Agreement in the sole opinion of such attorney.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


BARADERO RESOURCES LTD.                       CENTRASIA GOLD CORP.

Per:                                          Per:

    --------------------------------              ------------------------------
    Authorized Signatory                          Authorized Signatory


    --------------------------------              ------------------------------
    Authorized Signatory                          Authorized Signatory

SIGNED, SEALED AND DELIVERED BY
DOUG TURNBULL in the presence of:


-----------------------------------------
Signature of Witness

                                                  ------------------------------
Name:                                             DOUG TURNBULL
     ------------------------------------

Address:
        ---------------------------------

-----------------------------------------

Occupation:
           ------------------------------

SIGNED, SEALED AND DELIVERED BY
CARY PINKOWSKI in the presence of:


-----------------------------------------
Signature of Witness

                                                 -------------------------------
Name:                                            CARY PINKOWSKI
     ------------------------------------

Address:
        ---------------------------------

-----------------------------------------

Occupation:
           ------------------------------

SIGNED, SEALED AND DELIVERED BY BILL
TAFURI in the presence of:


-----------------------------------------
Signature of Witness

                                                  ------------------------------
Name:                                             BILL TAFURI
     ------------------------------------

Address:
        ---------------------------------

-----------------------------------------

Occupation:
           ------------------------------

SIGNED, SEALED AND DELIVERED BY
GREG CROWE in the presence of:


-----------------------------------------
Signature of Witness

                                                  ------------------------------
Name:                                             GREG CROWE
     ------------------------------------

Address:
        ---------------------------------

-----------------------------------------

Occupation:
           ------------------------------


SIGNED, SEALED AND DELIVERED BY
LINDSAY BOTTOMER in the presence of:


-----------------------------------------
Signature of Witness

                                                  ------------------------------
Name:                                             LINDSAY BOTTOMER
     ------------------------------------

Address:
        ---------------------------------

-----------------------------------------

Occupation:
           ------------------------------

SIGNED, SEALED AND DELIVERED BY
JAMES HARRIS in the presence of:


-----------------------------------------
Signature of Witness

                                                  ------------------------------
Name:                                             JAMES HARRIS
     ------------------------------------

Address:
        ---------------------------------

-----------------------------------------

Occupation:
           ------------------------------



SIGNED, SEALED AND DELIVERED BY
ROBIN MERRIFIELD in the presence of:


------------------------------------------
Signature of Witness

                                                  ------------------------------
Name:                                             ROBIN MERRIFIELD
     ------------------------------------

Address:
        ---------------------------------

-----------------------------------------

Occupation:
           ------------------------------

                                  SCHEDULE 2.2

                     LENDERS' DETAILS AND PRINCIPAL AMOUNTS
                         RE: DEBT SETTLEMENT AGREEMENTS

                                  SCHEDULE 3.2

                  CENTRASIA SHAREHOLDERS AS AT THE CLOSING DATE


AUTHORIZED SHARE CAPITAL

The authorized share capital of the Company consists of 10,000,000 common shares with par value of US$0.001 per share and 10,000,000 preferred shares with par value of US$0.001 per share.

CENTRASIA SHAREHOLDERS AND SHAREHOLDINGS AS AT THE CLOSING DATE, ALL OF WHICH SHALL BE SUBJECT TO A SURPLUS SECURITIES ESCROW AGREEMENT AND ALL OF WHICH WERE ACQUIRED FOR US$0.005 EACH

-------------------------------------------------------------------------------------------------------
                                          NUMBER OF CENTRASIA           NUMBER OF ACQUISITION SHARES
NAME OF CENTRASIA SHAREHOLDER                  SHARES                           TO BE RECEIVED
-------------------------------------------------------------------------------------------------------
Doug Turnbull                                      1,600,100                             1,600,100
-------------------------------------------------------------------------------------------------------
Cary Pinkowski                                     1,000,000                             1,000,000
-------------------------------------------------------------------------------------------------------
Bill Tafuri                                          400,000                               400,000
-------------------------------------------------------------------------------------------------------
Greg Crowe                                           175,000                               175,000
-------------------------------------------------------------------------------------------------------
Lindsay Bottomer                                     175,000                               175,000
-------------------------------------------------------------------------------------------------------
James Harris                                         175,000                               175,000
-------------------------------------------------------------------------------------------------------
Robin Merrifield                                     175,000                               175,000
-------------------------------------------------------------------------------------------------------
Total:                                             3,700,100                             3,700,100
-------------------------------------------------------------------------------------------------------

As of the date of execution of this Agreement, the only options, warrants, privileges, agreements, pre-emptive rights, conversion rights or other rights for the subscription, purchase or issuance of any unissued shares or securities of the Company or for the creation of any additional classes of shares (the "Options") are held by certain of the Lenders. All Options will be extinguished once the Lenders enter into the Debt Settlement Agreements.

                                  SCHEDULE 3.18

                         CENTRASIA FINANCIAL STATEMENTS

                                  SCHEDULE 3.19

                COMPANY'S ACCOUNTS PAYABLE AND OTHER LIABILITIES

                                  SCHEDULE 3.26

                          CENTRASIA MATERIAL CONTRACTS

o Employment Agreement dated April 1, 2004 between Douglas S. Turnbull and the Company, as amended by an amending letter dated May 31, 2005

o   The Original Bulakashu Option Agreement as amended by the Amending Agreement

o The loan agreement dated September 24, 2004 among Marsa, Aitas, BMC and the Company

o The guarantee dated September 24, 2004 given by Marsa and Aitas in favour of the Company

o The share pledge dated September 24, 2004 given by Marsa in favour of the Company

o The Letter Agreement dated March 17, 2005 among the Purchaser, the Company and the Centrasia Shareholders

o   The Debt Settlement Agreements.

                                  SCHEDULE 5.2

                    SHARE CAPITAL STRUCTURE OF THE PURCHASER


AUTHORIZED SHARE CAPITAL

The authorized share capital of the Purchaser consists of an unlimited number of common shares without par value. There are currently 1,986,523 common shares issued and outstanding.

BARADERO OPTIONS

-------------------------------------------------------------------------------------------------------------------------

       NAME           TYPE OF     EXERCISE     DATE        EXPIRY        DATE        SHARES       SHARES      OUTSTANDING
                       OPTION       PRICE     GRANTED       DATE       EXERCISED    GRANTED     EXERCISED        BALANCE
-------------------------------------------------------------------------------------------------------------------------
   D. Henstridge      Officer      $0.19      11/26/04    11/16/07        --         35,000         --            35,000
-------------------------------------------------------------------------------------------------------------------------

     A. Carter        Director     $0.19      11/26/04    11/16/07        --         40,000         --            40,000
-------------------------------------------------------------------------------------------------------------------------

      H. Lim          Director     $0.19      11/26/04    11/16/07        --         40,000         --            40,000
-------------------------------------------------------------------------------------------------------------------------

     N. DeMare        Director     $0.19      11/26/04    11/16/07     02/25/05      40,000       40,000           nil
-------------------------------------------------------------------------------------------------------------------------

 Chase Mgmt. Ltd.    Mgmt. Co.     $0.19      11/26/04    11/16/07     02/25/05      35,000       35,000           nil
-------------------------------------------------------------------------------------------------------------------------

The Lenders have rights under the Debt Settlement Agreements to acquire certain securities of the Purchaser. However, the Purchaser's obligation to transfer these securities to the Lenders is contingent upon the concurrent completion of the transactions contemplated in this Agreement.

                                  SCHEDULE 5.17

                          BARADERO FINANCIAL STATEMENTS

                                  SCHEDULE 5.18

               PURCHASER'S ACCOUNTS PAYABLE AND OTHER LIABILITIES

                                  SCHEDULE 5.24

                           BARADERO MATERIAL CONTRACTS

o The sponsorship agreement dated March 11, 2005 between the Purchaser and Canaccord Capital Corporation

o The Letter Agreement dated March 17, 2005 among the Purchaser, the Company and the Centrasia Shareholders

                 DEBT SETTLEMENT AGREEMENT DATED MARCH 30, 2005

THIS DEBT SETTLEMENT AGREEMENT made as of the 30th day of March, 2005.


AMONG:

             BARADERO RESOURCES LIMITED., a company having an office at 1305 - 1090 West Georgia Street, Vancouver, BC V6E 3V7

             ("Baradero")

AND:

             MAGELLAN GOLD CORP. (TO BE RENAMED "CENTRASIA MINING CORP."), a company having an office at 300 - 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9

             ("Centrasia")

AND:

             DOUGLAS TURNBULL, of Suite 2000 - 1055 West Hastings St., Vancouver, BC V6E 2E9

             (the "Creditor")

WHEREAS:

A. Centrasia is indebted to the Creditor in the amount (the "Principal Amount") plus accrued interest (the "Interest Amount") as set out in Schedule "A" attached hereto. The Principal Amount and the Interest Amount are collectively, the "Debt".

B. Baradero, Centrasia and all of the shareholders of Centrasia intend to enter into a share purchase agreement, pursuant to which Baradero will agree to purchase all of the issued and outstanding shares (the "Centrasia Shares") of Centrasia in consideration for common shares of Baradero, such agreement as amended from time to time being herein referred to as the "Share Purchase Agreement". The common shares of Baradero are listed for trading on the TSX Venture Exchange (the "Exchange"), and the purchase of the Centrasia Shares will constitute a reverse take-over (the "RTO") under the policies of the Exchange.

C. It is a condition precedent of the Share Purchase Agreement that, on or before the closing (the "Effective Date") of the RTO, Baradero will purchase the Debt from the Creditor in consideration for the repayment of the Principal Amount in common shares of Baradero (the "Baradero Shares") and the payment of the Interest Amount in cash, in the amounts as set out in Schedule "A" attached hereto.

D.   Each Baradero Share will be issued at a deemed price of Cdn$0.20.

E. Baradero's obligation to complete the transactions contemplated by this Agreement will be subject to the concurrent completion of the RTO.

F. The Creditor is prepared to accept the issuance of the Baradero Shares in full satisfaction of the Principal Amount, and a cash payment with respect to the full satisfaction of the Interest Amount.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual premises contained herein and other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged) the parties hereto agree as follows:

ACKNOWLEDGEMENT OF DEBT

1. Centrasia acknowledges and agrees that it is indebted to the Creditor in the amount of the Debt.

PURCHASE OF DEBT

2. On the Effective Date, the Creditor will sell, assign and transfer all of its estate, right, title and interest in and to the Debt, as set out in Schedule "A" attached hereto, and all benefit and advantage to be derived therefrom, to Baradero.

3. On the Effective Date, Baradero agrees to purchase the Debt and all of the Creditor's estate, right, title and interest in and to the Debt in consideration for the issuance of Baradero Shares in payment of the Principal Amount and payment in cash with respect to the payment of the Interest Amount, in the amounts as set out in Schedule "A" attached hereto.

4. On the Effective Date, Centrasia hereby agrees to assume, observe, perform, discharge and satisfy all duties, obligations, covenants, terms, conditions and liabilities with respect to the Debt to be observed, performed, discharged and satisfied by Centrasia as if Baradero had been the original lender in the place and stead of the Creditor.

REPAYMENT OF DEBT

5. Upon the Effective Date, Baradero will allot and issue the Baradero Shares to the Creditor, in the amounts as set out in Schedule "A" attached hereto, in full and final settlement and satisfaction of the Principal Amount.

6. Upon issuance, the Baradero Shares will be fully paid and non-assessable common shares in the capital of Baradero.

7. On the Effective Date, Baradero will pay to the Creditor all interest accrued to the Effective Date pursuant to the terms of this Agreement as set out in Schedule "A" in cash or by cheque or money order.

8. On delivery by Baradero to the Creditor of certificates representing the Baradero Shares in respect of payment of the Principal Amount, and payment in cash of the Interest Amount in accordance with the provisions of this Agreement, the Debt due to the Creditor will be fully satisfied and extinguished and the Creditor will release and forever discharge Centrasia and Baradero and its respective directors, officers and employees from any and all obligations relating to the Debt.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CREDITOR

9.   The Creditor represents and warrants to Baradero that:

     (a) he, she or it is resident in the jurisdiction set out as the Creditor's address on the face page of this Agreement, which address is the residence or place of business of the Creditor, and that such address was not obtained or used solely for the purpose of acquiring the Baradero Shares;

     (b) the Debt is beneficially owned by the Creditor as set forth in the recitals to this Agreement, free and clear of all trade restrictions, liens, charges or encumbrances of any kind whatsoever;

     (c) except as is provided for by operation of this Agreement, there are no options, shareholder or other agreements, or other rights of any kind whatsoever to acquire all or any part of the Debt from the Creditor or any interest in the Debt or which in any way encumbers all or any of the Creditor's rights to the Debt;

     (d) he, she or it has good and sufficient right and authority to enter into this Agreement and to carry out his, her or its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on him, her or it enforceable against him, her or it in accordance with its terms and conditions;

     (e) to the extent that they might prevent him, her or it from meeting his, her or its obligations under this Agreement, there are no outstanding actions, litigation, arbitration proceedings, suits, judgments, investigations, enforcement of security proceedings, bankruptcy, insolvency or receivership proceedings or other proceedings of any kind whatsoever including, without limitation, divorce, separation, support, maintenance or division of asset proceedings if such Creditor is a natural person, against or affecting him, her or it at law or in equity or before or by any person or entity or by any federal, provincial, state, municipal or other government department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of his, her or its knowledge, any pending or threatened;

     (f) the execution and delivery of this Agreement and the performance of his, her or its obligations under this Agreement will not conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default, under any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which he, she or it is a party or by which he, she or it is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which he, she or it is bound;

     (g) the Creditor has not incurred any liability for brokers' or finder's fees of any kind whatsoever with respect to this Agreement or any transaction contemplated under this Agreement;

     (h) the Creditor is acquiring the Baradero Shares as principal for its own account and not for the benefit of any other person;

     (i) the Creditor, if required by applicable securities legislation, regulatory policy or order or by any securities commission, stock exchange or other regulatory authority, will execute, deliver and file and otherwise assist Baradero in filing reports, questionnaires, undertakings and other documents with respect to the issue of the Baradero Shares; and

     (j) the Baradero Shares are not being purchased by the Creditor as a result of any material information concerning Baradero that has not been publicly disclosed and the Creditor's decision to acquire the Baradero Shares has not been made as a result of any oral or written representation as to fact or otherwise made by or on behalf of Baradero or any other person and is based entirely upon currently available public information concerning Baradero.

10. The Creditor understands and acknowledges that it is making the representations, warranties and agreements contained herein with the intent that they may be relied upon by Baradero in determining its eligibility hereunder to acquire the Baradero Shares, and agree that such representations and warranties are true, accurate and correct and will survive the execution and delivery of this Agreement and the Effective Date.

CONDITIONS PRECEDENT

11. Each of the parties obligations under this Agreement including, without limitation, its obligation to close this Agreement, are subject to the concurrent closing of the transactions contemplated by the Share Purchase Agreement and the execution of other debt settlement agreements among Baradero, Centrasia and each of the other creditors of Centrasia.

CLOSING

12. The completion of the transactions contemplated under this Agreement shall be closed at the offices of Axium Law Group, 3350-1055 Dunsmuir Street, Vancouver, British Columbia at 10:00 a.m. local time in Vancouver, British Columbia (the "Time of Closing") on the Effective Date, or on such other date as the parties may agree upon.

13.  At the Time of Closing on the Effective Date,  Baradero will deliver to the
     Creditor:

     (a) certificates that represent the Baradero Shares as set out in Schedule "A"; and

     (b)  a cheque in payment of the  Interest Amount.

RESTRICTIONS ON TRANSFERS

14. The Creditor agrees to only offer to sell, sell or transfer the Baradero Shares in accordance with the terms of this Agreement, the rules of the Exchange and in accordance with applicable securities laws.

15. The Creditor acknowledges and agrees that the Baradero Shares will be subject to such trade restrictions as may be imposed by operation of applicable securities legislation and the rules of the Exchange and that Baradero may be required to legend the certificates representing such securities with those restrictions. This will prevent the Creditor from reselling these securities except in very limited circumstances.

16. The Creditor acknowledges and agrees that some or all of the Baradero Shares may and most probably will be subject to escrow restrictions imposed by the Exchange (the "Escrow Requirement"). The Creditor acknowledges and agrees that the Creditor will abide by whatever Escrow Requirement is imposed by Exchange and that the Creditor will enter into and execute the form of escrow agreement required by the Exchange.

GENERAL PROVISIONS

17.  This Agreement is subject to acceptance by the Exchange.

18.  Time shall be of the essence of this Agreement.

19. The parties hereto shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

20. If any provision of this Agreement is found to be invalid, such provision shall be severable without invalidating the remaining provisions of this Agreement.

21. Any schedules to this Agreement shall be construed as an integral part of this Agreement.

22. This Agreement will be governed by and construed in accordance with the of the Province of British Columbia.

23. All references herein to dollar amounts shall, unless otherwise specified, be deemed to be references to Canadian funds.

24. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, as applicable.

25. This Agreement constitutes the entire agreement among Baradero, Centrasia Centrasia and the Creditor and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the Debt and the Baradero Shares to be issued hereunder, and there are no warranties, representations, terms, conditions or collateral agreements, express or implied or statutory, other than expressly set forth in this Agreement.

26. This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement and be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first above written.


BARADERO RESOURCES LIMITED


Per:   /s/ NICK DEMARE
      -------------------------------------------
      Authorized Signatory


CENTRASIA MINING CORP.


Per:    /s/  JAMES HARRIS
      -------------------------------------------
      Authorized Signatory

SIGNED, SEALED & DELIVERED                )
by DOUGLAS TURNBULL                       )
in the presence of:                       )
/s/ JAMES HARRIS                          )      /s/ DOUGLAS TURNBULL
---------------------------------------   )     ------------------------------
Signature of Witness                      )     DOUGLAS TURNBULL
                                          )
Name:     James L. Harris                 )
       ---------------------------------  )
                                          )
Address: Suite 1925, 700 W. Georgia St.   )
          ------------------------------  )
         Vancouver, B.C.  V7Y 1A1         )
Occupation:   Barrister & Solicitor       )
           -----------------------------  )

                                  SCHEDULE "A"

                                OUTSTANDING DEBT


NAME AND ADDRESS OF CREDITOR:                DOUGLAS TURNBULL
                                             SUITE 2000 - 1055 WEST HASTINGS ST.
                                             VANCOUVER, BC  V6E 2E9



DATE OF LOAN:                                         AUGUST 18, 2004
                                             -----------------------------------

AMOUNT OF LOAN
(THE "PRINCIPAL AMOUNT"):                             CDN$5,000
                                             -----------------------------------

INTEREST ACCRUES ON THE PRINCIPAL
AMOUNT AT THE RATE OF %10 PER ANNUM


                 CONSIDERATION IN EXCHANGE FOR OUTSTANDING DEBT


NUMBER OF BARADERO SHARES TO BE ISSUED
UPON SATISFACTION OF THE DEBT:                             25,000
                                             -----------------------------------


INTEREST TO BE PAID IN CASH AT THE RATE OF
10% PER ANNUM UNTIL THE EFFECTIVE DATE
EQUAL TO THE RATE OF CDN$1.37 PER DAY.

              SURPLUS SECURITY ESCROW AGREEMENT AMONG THE ISSUER,
            COMPUTERSHARE INVESTOR SERVICES INC., DOUGLAS TURNBULL,
         CARY PINKOWSKI, GREGORY CROWE, LINDSAY BOTTOMER, JAMES HARRIS,
                 WILLIAM J. TAFURI, AND ROBIN MERRIFIELD DATED
                               SEPTEMBER 12, 2005

                                                                          TSX
                                                            TSX VENTURE
                                                               EXCHANGE



                                     FORM 5D

                                ESCROW AGREEMENT
                                SURPLUS SECURITY


THIS AGREEMENT is made as of the 12th day of September, 2005


AMONG:

                           Baradero Resources Limited
                           Suite 1305, 1090 West Georgia Street
                           Vancouver, BC  V6E 3V7

                           (the "ISSUER")

AND:

                           Computershare Investor Services Inc.
                           510 Burrard Street, 2nd Floor
                           Vancouver, BC  V6C 3B9

                           (the "ESCROW AGENT")

AND:

                           EACH OF THE UNDERSIGNED SECURITYHOLDERS OF THE
                           ISSUER

                           (a "SECURITYHOLDER" or "YOU")

                           (collectively, the "PARTIES")

THIS AGREEMENT is being entered into by the Parties under Exchange POLICY 5.4 - ESCROW, VENDOR CONSIDERATION AND RESALE RESTRICTIONS (the POLICY) in connection with a Reverse Takeover. The Issuer is a Tier 2 Issuer as described in POLICY
2.1 - MINIMUM LISTING REQUIREMENTS.

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FORM 5D                         ESCROW AGREEMENT                         PAGE 1
(AS AT AUGUST 2002)

FOR GOOD AND VALUABLE CONSIDERATION, the Parties agree as follows:

PART 1   ESCROW

1.1      APPOINTMENT OF ESCROW AGENT

The Issuer and the Securityholders appoint the Escrow Agent to act as escrow agent under this Agreement. The Escrow Agent accepts the appointment.


1.2      DEPOSIT OF ESCROW SECURITIES IN ESCROW

(1) You are depositing the securities (ESCROW SECURITIES) listed opposite your name in Schedule "A" with the Escrow Agent to be held in escrow under this Agreement. You will immediately deliver or cause to be delivered to the Escrow Agent any share certificates or other evidence of these securities which you have or which you may later receive.

(2)      If you receive any other securities (ADDITIONAL ESCROW SECURITIES):

         (a)      as a dividend or other distribution on escrow securities;

         (b) on the exercise of a right of purchase, conversion or exchange attaching to escrow securities, including securities received on conversion of special warrants;

         (c) on a subdivision, or compulsory or automatic conversion or exchange of escrow securities; or

         (d) from a successor issuer in a business combination, if Part 6 of this Agreement applies,

         you will deposit them in escrow with the Escrow Agent. You will deliver or cause to be delivered to the Escrow Agent any share certificates or other evidence of those additional escrow securities. When this Agreement refers to ESCROW SECURITIES, it includes additional escrow securities.

(3) You will immediately deliver to the Escrow Agent any replacement share certificates or other evidence of additional escrow securities issued to you.

1.3      DIRECTION TO ESCROW AGENT

The Issuer and the Securityholders direct the Escrow Agent to hold the escrow securities in escrow until they are released from escrow under this Agreement.

PART 2   RELEASE OF ESCROW SECURITIES

2.1      RELEASE PROVISIONS

The provisions of Schedule B(4) - Surplus Security Escrow Agreement for Tier 2 Issuer is incorporated into and forms part of this Agreement.


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FORM 5D                         ESCROW AGREEMENT                         PAGE 2
(AS AT AUGUST 2002)

2.2      ADDITIONAL ESCROW SECURITIES

If you acquire additional escrow securities in connection with the transaction to which this agreement relates, those securities will be added to the securities already in escrow, to increase the number of remaining escrow securities. After that, all of the escrow securities will be released in accordance with the applicable release schedule.

2.3      ADDITIONAL REQUIREMENTS FOR TIER 2 SURPLUS ESCROW SECURITIES

Where securities are subject to a Tier 2 Surplus Security Escrow Agreement [Schedule B(4)], the following additional conditions apply:

(1) The escrow securities will be cancelled if the asset, property, business or interest therein in consideration of which the securities were issued, is lost, or abandoned, or the operations or development of such asset, property or business is discontinued.

(2) The Escrow Agent will not release escrow securities from escrow under schedule B(4) unless the Escrow Agent has received, within the 15 days prior to the release date, a certificate from the Issuer that:

         (a)      is signed by two directors or officers of the Issuer;

         (b)      is dated not more than 30 days prior to the release date;

         (c) states that the assets for which the escrow securities were issued (the "Assets") were included as assets on the balance sheet of the Issuer in the most recent financial statements filed by the Issuer with the Exchange; and

         (d) states that the Issuer has no reasonable knowledge that the Assets will not be included as assets on the balance sheet of the Issuer in the next financial statements to be filed by the Issuer with the Exchange.

(3) If, at any time during the term of this Agreement, the Escrow Agent is prohibited from releasing escrow securities on a release date specified schedule B(4) as a result of section 2.3(2) above, then the Escrow Agent will not release any further escrow securities from escrow without the written consent of the Exchange.

(4) If as a result of this section 2.3, the Escrow Agent does not release escrow securities from escrow for a period of five years, then:

         (a) the Escrow Agent will deliver a notice to the Issuer, and will include with the notice any certificates that the Escrow Agent holds which evidence the escrow securities; and

         (b) the Issuer and the Escrow Agent will take such action as is necessary to cancel the escrow securities.

(5) For the purposes of cancellation of escrow securities under this section, each Securityholder irrevocably appoints the Escrow Agent as his or her attorney, with authority to appoint substitute attorneys, as necessary.


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FORM 5D                         ESCROW AGREEMENT                         PAGE 3
(AS AT AUGUST 2002)

2.4      DELIVERY OF SHARE CERTIFICATES FOR ESCROW SECURITIES

The Escrow Agent will send to each Securityholder any share certificates or other evidence of that Securityholder's escrow securities in the possession of the Escrow Agent released from escrow as soon as reasonably practicable after the release.

2.5      REPLACEMENT CERTIFICATES

If, on the date a Securityholder's escrow securities are to be released, the Escrow Agent holds a share certificate or other evidence representing more escrow securities than are to be released, the Escrow Agent will deliver the share certificate or other evidence to the Issuer or its transfer agent and request replacement share certificates or other evidence. The Issuer will cause replacement share certificates or other evidence to be prepared and delivered to the Escrow Agent. After the Escrow Agent receives the replacement share certificates or other evidence, the Escrow Agent will send to the Securityholder or at the Securityholder's direction, the replacement share certificate or other evidence of the escrow securities released. The Escrow Agent and Issuer will act as soon as reasonably practicable.

2.6      RELEASE UPON DEATH

(1) If a Securityholder dies, the Securityholder's escrow securities will be released from escrow. The Escrow Agent will deliver any share certificates or other evidence of the escrow securities in the possession of the Escrow Agent to the Securityholder's legal representative provided that:

         (a) the legal representative of the deceased Securityholder provides written notice to the Exchange of the intent to release the escrow securities as at a specified date which is at least 10 business days and not more than 30 business days prior to the proposed release; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to delivery the Escrow Agent must receive:

         (a)      a certified copy of the death certificate; and

         (b) any evidence of the legal representative's status that the Escrow Agent may reasonably require.

2.7      EXCHANGE DISCRETION TO TERMINATE

If the Escrow Agent receives a request from the Exchange to halt or terminate the release of escrow securities from escrow, then the Escrow Agent will comply with that request, and will not release any escrow securities from escrow until it receives the written consent of the Exchange.

2.8      DISCRETIONARY APPLICATIONS

The Exchange may consent to the release from escrow of escrow securities in other circumstances and on terms and on conditions it deems appropriate. Securities may be released from escrow provided that the Escrow Agent receives written notice from the Exchange.


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FORM 5D                         ESCROW AGREEMENT                         PAGE 4
(AS AT AUGUST 2002)

PART 3   EARLY RELEASE ON CHANGE OF ISSUER STATUS

3.1      EARLY RELEASE - GRADUATION TO TIER 1

(1) When a Tier 2 Issuer becomes a Tier 1 Issuer, the release schedule for its escrow securities changes.

(2) If the Issuer reasonably believes that it meets the Minimum Listing Requirements of a Tier 1 Issuer as described in POLICY 2.1 - MINIMUM LISTING REQUIREMENTS, the Issuer may make application to the Exchange to be listed as a Tier 1 Issuer. The Issuer must also concurrently provide notice to the Escrow Agent that it is making such an application.

(3) If the graduation to Tier 1 is accepted by the Exchange, the Exchange will issue an Exchange Bulletin confirming final acceptance for listing of the Issuer on Tier 1. Upon issuance of this Bulletin the Issuer must immediately:

         (a)      issue a news release:

                  (i) disclosing that it has been accepted for graduation to Tier 1; and

                  (ii) disclosing the number of escrow securities to be released and the dates of release under the new schedule; and

         (b) provide the news release, together with a copy of the Exchange Bulletin, to the Escrow Agent.

(4) Upon completion of the steps in section 3.1(3) above, the Issuer's release schedule will be replaced as follows:

--------------------------------------------------------------------------------
APPLICABLE SCHEDULE PRE-GRADUATION           APPLICABLE SCHEDULE POST-GRADUATION
--------------------------------------------------------------------------------
Schedule B(4)                                Schedule B(3)
--------------------------------------------------------------------------------

(5) Within 10 days of the Exchange Bulletin confirming the Issuer's listing on Tier 1, the Escrow Agent must release any escrow securities from escrow securities which under the new release schedule would have been releasable at a date prior to the Exchange Bulletin.

PART 4   DEALING WITH ESCROW SECURITIES

4.1      RESTRICTION ON TRANSFER, ETC.

Unless it is expressly permitted in this Agreement, you will not sell, transfer, assign, mortgage, enter into a derivative transaction concerning, or otherwise deal in any way with your escrow securities or any related share certificates or other evidence of the escrow securities. If a Securityholder is a private company controlled by one or more Principals of the Issuer, the Securityholder may not participate in a transaction that results in a change of its control or a change in the economic exposure of the Principals to the risks of holding escrow securities.

4.2      PLEDGE, MORTGAGE OR CHARGE AS COLLATERAL FOR A LOAN

Subject to Exchange acceptance, you may pledge, mortgage or charge your escrow securities to a financial institution as collateral for a loan, provided that no escrow securities or any share certificates or other evidence of escrow securities will be transferred or delivered by the Escrow Agent to the financial institution for this purpose. The loan agreement must provide that the escrow securities will remain in escrow if the lender realizes on the escrow securities to satisfy the loan.


--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 5
(AS AT AUGUST 2002)

4.3      VOTING OF ESCROW SECURITIES

Although you may exercise voting rights attached to your escrow securities, you may not, while your securities are held in escrow, exercise voting rights attached to any securities (whether in escrow or not) in support of one or more arrangements that would result in the repayment of capital being made on the escrow securities prior to a winding up of the Issuer.

4.4      DIVIDENDS ON ESCROW SECURITIES

You may receive a dividend or other distribution on your escrow securities, and elect the manner of payment from the standard options offered by the Issuer. If the Escrow Agent receives a dividend or other distribution on your escrow securities, other than additional escrow securities, the Escrow Agent will pay the dividend or other distribution to you on receipt.

4.5      EXERCISE OF OTHER RIGHTS ATTACHING TO ESCROW SECURITIES

You may exercise your rights to exchange or convert your escrow securities in accordance with this agreement.

PART 5       PERMITTED TRANSFERS WITHIN ESCROW

5.1      TRANSFER TO DIRECTORS AND SENIOR OFFICERS

(1) You may transfer escrow securities within escrow to existing or, upon their appointment, incoming directors or senior officers of the Issuer or any of its material operating subsidiaries, if the Issuer's board of directors has approved the transfer and provided that:

         (a) you make application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer the Escrow Agent must receive:

         (a) a certified copy of the resolution of the board of directors of the Issuer approving the transfer;

         (b) a certificate signed by a director or officer of the Issuer authorized to sign, stating that the transfer is to a director or senior officer of the Issuer or a material operating subsidiary and that any required acceptance from the Exchange the Issuer is listed on has been received;

         (c) an acknowledgment in the form of Form 5E signed by the transferee; and

         (d) a transfer power of attorney, completed and executed by the transferor in accordance with the requirements of the Issuer's transfer agent.

5.2      TRANSFER TO OTHER PRINCIPALS

(1)      You may transfer escrow securities within escrow:


--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 6
(AS AT AUGUST 2002)

         (a) to a person or company that before the proposed transfer holds more than 20% of the voting rights attached to the Issuer's outstanding securities; or

         (b)      to a person or company that after the proposed transfer

                  (i) will hold more than 10% of the voting rights attached to the Issuer's outstanding securities, and

                  (ii) has the right to elect or appoint one or more directors or senior officers of the Issuer or any of its material operating subsidiaries,

                           provided that:

         (c) you make an application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and

         (d) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer the Escrow Agent must receive:

         (a) a certificate signed by a director or officer of the Issuer authorized to sign, stating that:
                  (i) the transfer is to a person or company that the officer believes, after reasonable investigation, holds more than 20% of the voting rights attached to the Issuer's outstanding securities before the proposed transfer; or

                  (ii)     the transfer is to a person or company that:

                           (A) the officer believes, after reasonable investigation, will hold more than 10% of the voting rights attached to the Issuer's outstanding securities; and

                           (B) has the right to elect or appoint one or more directors or senior officers of the Issuer or any of its material operating subsidiaries after the proposed transfer; and

                  (iii) any required approval from the Exchange or any other exchange on which the Issuer is listed has been received;

         (b) an acknowledgment in the form of Form 5E signed by the transferee; and

         (c) a transfer power of attorney, completed and executed by the transferor in accordance with the requirements of the Issuer's transfer agent.

5.3      TRANSFER UPON BANKRUPTCY

(1) You may transfer escrow securities within escrow to a trustee in bankruptcy or another person or company entitled to escrow securities on bankruptcy provided that:

         (a) you make application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and


--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 7
(AS AT AUGUST 2002)

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer, the Escrow Agent must receive:

         (a)      a certified copy of either

                  (i)      the  assignment  in   bankruptcy   filed   with   the
                           Superintendent of Bankruptcy, or

                  (ii)     the receiving  order  adjudging  the   Securityholder
                           bankrupt;

         (b) a certified copy of a certificate of appointment of the trustee in bankruptcy;

         (c) a transfer power of attorney, duly completed and executed by the transferor in accordance with the requirements of the Issuer's transfer agent; and


         (d)      an acknowledgment in the form of Form 5E signed by

                  (i)      the trustee in bankruptcy or

                  (ii) on direction from the trustee, with evidence of that direction attached to the acknowledgement form, another person or company legally entitled to the escrow securities.

5.4      TRANSFER UPON REALIZATION OF PLEDGED, MORTGAGED OR CHARGED ESCROW
         SECURITIES

(1) You may transfer escrow securities you have pledged, mortgaged or charged under section 4.2 to a financial institution as collateral for a loan within escrow to the lender on realization provided that:

         (a) you make application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer the Escrow Agent must receive:

         (a) a statutory declaration of an officer of the financial institution that the financial institution is legally entitled to the escrow securities;

         (b) evidence that the Exchange has accepted the pledge, mortgage or charge of escrow securities to the financial institution;

         (c) a transfer power of attorney, executed by the transferor in accordance with the requirements of the Issuer's transfer agent; and

         (d) an acknowledgement in the form of Form 5E signed by the financial institution.



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FORM 5D                         ESCROW AGREEMENT                         PAGE 8
(AS AT AUGUST 2002)

5.5      TRANSFER TO CERTAIN PLANS AND FUNDS

(1) You may transfer escrow securities within escrow to or between a registered retirement savings plan (RRSP), registered retirement income fund (RRIF) or other similar registered plan or fund with a trustee, where the beneficiaries of the plan or fund are limited to you and your spouse, children and parents provided that:

         (a) you make application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer the Escrow Agent must receive:

         (a) evidence from the trustee of the transferee plan or fund, or the trustee's agent, stating that, to the best of the trustee's knowledge, the annuitant of the RRSP or RRIF or the beneficiaries of the other registered plan or fund do not include any person or company other than you and your spouse, children and parents;

         (b) a transfer power of attorney, executed by the transferor in accordance with the requirements of the Issuer's transfer agent; and

         (c) an acknowledgement in the form of Form 5E signed by the trustee of the plan or fund.

5.6      EFFECT OF TRANSFER WITHIN ESCROW

After the transfer of escrow securities within escrow, the escrow securities will remain in escrow and released from escrow under this Agreement as if no transfer has occurred, on the same terms that applied before the transfer. The Escrow Agent will not deliver any share certificates or other evidence of the escrow securities to transferees under this Part 5.

5.7      DISCRETIONARY APPLICATIONS

The Exchange may consent to the transfer within escrow of escrow securities in other circumstances and on such terms and conditions as it deems appropriate.

PART 6        BUSINESS COMBINATIONS

6.1      BUSINESS COMBINATIONS

This Part applies to the following (BUSINESS COMBINATIONS):

(a) a formal take-over bid for all outstanding securities of the Issuer or which, if successful, would result in a change of control of the Issuer

(b)      a formal issuer bid for all outstanding equity securities of the Issuer

(c)      a statutory arrangement



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FORM 5D                         ESCROW AGREEMENT                         PAGE 9
(AS AT AUGUST 2002)

(d)      an amalgamation

(e)      a merger

(f) a reorganization that has an effect similar to an amalgamation or merger

6.2      DELIVERY TO ESCROW AGENT

(1) You may tender your escrow securities to a person or company in a business combination. At least five business days prior to the date the escrow securities must be tendered under the business combination, you must deliver to the Escrow Agent:

         (a)      a written  direction  signed by you that  directs  the  Escrow
                  Agent to deliver to the depositary under the business combination any share certificates or other evidence of the escrow securities and a completed and executed cover letter or similar document and, where required, transfer power of attorney completed and executed for transfer in accordance with the requirements of the Issuer's depository, and any other documentation specified or provided by you and required to be delivered to the depositary under the business combination;

         (b)      written consent of the Exchange; and

         (c) any other information concerning the business combination as the Escrow Agent may reasonably require.

6.3      DELIVERY TO DEPOSITARY

(1) As soon as reasonably practicable, and in any event no later than three business days after the Escrow Agent receives the documents and information required under section 6.2, the Escrow Agent will deliver to the depositary, in accordance with the direction, any share certificates or other evidence of the escrow securities, and a letter addressed to the depositary that

         (a)      identifies the escrow securities that are being tendered;

         (b)      states that the escrow securities are held in escrow;

         (c) states that the escrow securities are delivered only for the purposes of the business combination and that they will be released from escrow only after the Escrow Agent receives the information described in section 6.4;

         (d) if any share certificates or other evidence of the escrow securities have been delivered to the depositary, requires the depositary to return to the Escrow Agent, as soon as practicable, the share certificates or other evidence of escrow securities that are not released from escrow into the business combination; and

         (e) where applicable, requires the depositary to deliver or cause to be delivered to the Escrow Agent, as soon as practicable, share certificates or other evidence of additional escrow securities that you acquire under the business combination.



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FORM 5D                         ESCROW AGREEMENT                         PAGE 10
(AS AT AUGUST 2002)

6.4      RELEASE OF ESCROW SECURITIES TO DEPOSITARY

(1)      The  Escrow  Agent  will  release  from  escrow  the   tendered  escrow
         securities provided that:

         (a) you or the Issuer make application to release the tendered securities under the Policy on a date at least 10 business days and not more than 30 business days prior to the date of the proposed release date; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date;

         (c) the Escrow Agent receives a declaration signed by the depositary or, if the direction identifies the depositary as acting on behalf of another person or company in respect of the business combination, by that other person or company, that

                  (i) the terms and conditions of the business combination have been met or waived; and

                  (ii) the escrow securities have either been taken up and paid for or are subject to an unconditional obligation to be taken up and paid for under the business combination.

6.5      ESCROW OF NEW SECURITIES

(1) If you receive securities (NEW SECURITIES) of another issuer (SUCCESSOR ISSUER) in exchange for your escrow securities, the new securities will be subject to escrow in substitution for the tendered escrow securities, unless, immediately after completion of the business combination,

         (a) the successor issuer is an exempt issuer as defined in the National Policy;

         (b) the escrow holder was subject to a Value Security Escrow Agreement and is not a Principal of the successor issuer; and

         (c) the escrow holder holds less than 1% of the voting rights attached to the successor issuer's outstanding securities. (In calculating this percentage, include securities that may be issued to the escrow holder under outstanding convertible securities in both the escrow holders securities and the total securities outstanding.)

6.6      RELEASE FROM ESCROW OF NEW SECURITIES

(1) The Escrow Agent will send to a Securityholder share certificates or other evidence of the Securityholder's new securities as soon as reasonably practicable after the Escrow Agent receives

         (a) a certificate from the successor issuer signed by a director or officer of the successor issuer authorized to sign

                  (i) stating that it is a successor issuer to the Issuer as a result of a business combination;

                  (ii) containing a list of the securityholders whose new securities are subject to escrow under section 6.5;


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FORM 5D                         ESCROW AGREEMENT                         PAGE 11
(AS AT AUGUST 2002)

                  (iii) containing a list of the securityholders whose new securities are not subject to escrow under section 6.5;

         (b) written confirmation from the Exchange that it has accepted the list of Securityholders whose new securities are not subject to escrow under section 6.5; and

(2) The escrow securities of the Securityholders whose securities are not subject to escrow under section 6.5, will be released, and the Escrow Agent will send any share certificates or other evidence of the escrow securities in the possession of the Escrow Agent in accordance with section 2.4.

(3) If your new securities are subject to escrow, unless subsection (4) applies, the Escrow Agent will hold your new securities in escrow on the same terms and conditions, including release dates, as applied to the escrow securities that you exchanged.

(4) If the Issuer is a Tier 2 Issuer and the successor issuer is a Tier 1 Issuer, the release provisions in section 3.1(4) relating to graduation will apply.

PART 7        RESIGNATION OF ESCROW AGENT

7.1      RESIGNATION OF ESCROW AGENT

(1) If the Escrow Agent wishes to resign as escrow agent, the Escrow Agent will give written notice to the Issuer and the Exchange.

(2) If the Issuer wishes to terminate the Escrow Agent as escrow agent, the Issuer will give written notice to the Escrow Agent and the Exchange.

(3) If the Escrow Agent resigns or is terminated, the Issuer will be responsible for ensuring that the Escrow Agent is replaced not later than the resignation or termination date by another escrow agent that is acceptable to the Exchange and that has accepted such appointment, which appointment will be binding on the Issuer and the Securityholders.

(4) The resignation or termination of the Escrow Agent will be effective, and the Escrow Agent will cease to be bound by this Agreement, on the date that is 60 days after the date of receipt of the notices referred to above by the Escrow Agent or Issuer, as applicable, or on such other date as the Escrow Agent and the Issuer may agree upon (the "resignation or termination date"), provided that the resignation or termination date will not be less than 10 business days before a release date.

(5) If the Issuer has not appointed a successor escrow agent within 60 days of the resignation or termination date, the Escrow Agent will apply, at the Issuer's expense, to a court of competent jurisdiction for the appointment of a successor escrow agent, and the duties and responsibilities of the Escrow Agent will cease immediately upon such appointment.

(6) On any new appointment under this section, the successor Escrow Agent will be vested with the same powers, rights, duties and obligations as if it had been originally named herein as Escrow Agent, without any further assurance, conveyance, act or deed. The predecessor Escrow Agent, upon receipt of payment for any outstanding account for its services and expenses then unpaid, will transfer, deliver and pay over to the successor Escrow Agent, who will be entitled to receive, all securities, records or other property on deposit with the predecessor Escrow Agent in relation to this Agreement and the predecessor Escrow Agent will thereupon be discharged as Escrow Agent.



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FORM 5D                         ESCROW AGREEMENT                         PAGE 12
(AS AT AUGUST 2002)

(7) If any changes are made to Part 8 of this Agreement as a result of the appointment of the successor Escrow Agent, those changes must not be inconsistent with the Policy and the terms of this Agreement and the Issuer to this Agreement will fie a copy of the new Agreement with the Exchange.

PART 8        OTHER CONTRACTUAL ARRANGEMENTS

8.1      ESCROW AGENT NOT A TRUSTEE

The Escrow Agent accepts duties and responsibilities under this Agreement, and the escrow securities and any share certificates or other evidence of these securities, solely as a custodian, bailee and agent. No trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as a trustee.

8.2      ESCROW AGENT NOT RESPONSIBLE FOR GENUINENESS

The Escrow Agent will not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any escrow security deposited with it.

8.3      ESCROW AGENT NOT RESPONSIBLE FOR FURNISHED INFORMATION

The Escrow Agent will have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release from escrow or a transfer of escrow securities within escrow under this Agreement.

8.4      ESCROW AGENT NOT RESPONSIBLE AFTER RELEASE

The Escrow Agent will have no responsibility for escrow securities that it has released to a Securityholder or at a Securityholder's direction according to this Agreement.

8.5      INDEMNIFICATION OF ESCROW AGENT

The Issuer and each Securityholder hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent, its affiliates, and their current and former directors, officers, employees and agents from and against any and all claims, demands, losses, penalties, costs, expenses, fees and liabilities, including, without limitation, legal fees and expenses, directly or indirectly arising out of, in connection with, or in respect of, this Agreement, except where same result directly and principally from gross negligence, wilful misconduct or bad faith on the part of the Escrow Agent. This indemnity survives the release of the escrow securities, the resignation or termination of the Escrow Agreement and the termination of this Agreement.

8.6       ADDITIONAL PROVISIONS

(1) The Escrow Agent will be protected in acting and relying reasonably upon any notice, direction, instruction, order, certificate, confirmation, request, waiver, consent, receipt, statutory declaration or other paper or document (collectively referred to as "Documents") furnished to it and purportedly signed by any officer or person required to or entitled to execute and deliver to the Escrow Agent any such Document in connection with this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth or accuracy of any information therein contained, which it in good faith believes to be genuine.



--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 13
(AS AT AUGUST 2002)

(2) The Escrow Agent will not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement unless received by it in writing, and signed by the other Parties and approved by the Exchange, and, if the duties or indemnification of the Escrow Agent in this Agreement are affected, unless it has given its prior written consent.

(3) The Escrow Agent may consult with or retain such legal counsel and advisors as it may reasonably require for the purpose of discharging its duties or determining its rights under this Agreement and may rely and act upon the advice of such counsel or advisor. The Escrow Agent will give written notice to the Issuer as soon as practicable that it has retained legal counsel or other advisors. The Issuer will pay or reimburse the Escrow Agent for any reasonable fees, expenses and disbursements of such counsel or advisors.

(4) In the event of any disagreement arising under the terms of this Agreement, the Escrow Agent will be entitled, at its option, to refuse to comply with any and all demands whatsoever until the dispute is settled either by a written agreement among the Parties or by a court of competent jurisdiction.

(5) The Escrow Agent will have no duties or responsibilities except as expressly provided in this Agreement and will have no duty or responsibility under the Policy or arising under any other agreement, including any agreement referred to in this Agreement, to which the Escrow Agent is not a party.

(6) The Escrow Agent will have the right not to act and will not be liable for refusing to act unless it has received clear and reasonable documentation that complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

(7) The Escrow Agent is authorized to cancel any share certificate delivered to it and hold such Securityholder's escrow securities in electronic, or uncertificated form only, pending release of such securities from escrow.

(8) The Escrow Agent will have no responsibility with respect to any escrow securities in respect of which no share certificate or other evidence or electronic or uncertificated form of these securities has been delivered to it, or otherwise received by it.

8.7      LIMITATION OF LIABILITY OF ESCROW AGENT

The Escrow Agent will not be liable to any of the Parties hereunder for any action taken or omitted to be taken by it under or in connection with this Agreement, except for losses directly, principally and immediately caused by its bad faith, wilful misconduct or gross negligence. Under no circumstances will the Escrow Agent be liable for any special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages hereunder, including any loss of profits, whether foreseeable or unforeseeable. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the collective liability of the Escrow Agent under or in connection with this Agreement to any one or more Parties, except for losses directly caused by its bad faith or willful misconduct, exceed the amount of its annual fees under this Agreement or the amount of three thousand dollars ($3,000.00), whichever amount shall be greater.

8.8      REMUNERATION OF ESCROW AGENT

The Issuer will pay the Escrow Agent reasonable remuneration for its services under this Agreement, which fees are subject to revision from time to time on 30 days' written notice. The Issuer will reimburse the Escrow Agent for its expenses and disbursements. Any amount due under this section and unpaid 30 days after request for such payment, will bear interest from the expiration of such period at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand.


--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 14
(AS AT AUGUST 2002)

PART 9        INDEMNIFICATION OF THE EXCHANGE

9.1      INDEMNIFICATION

(1)      The Issuer and each Securityholder jointly and severally:

         (a) release, indemnify and save harmless the Exchange from all costs (including legal cost, expenses and disbursements), charges, claims, demands, damages, liabilities, losses and expenses incurred by the Exchange;

         (b) agree not to make or bring a claim or demand, or commence any action, against the Exchange; and

         (c) agree to indemnify and save harmless the Exchange from all costs (including legal costs) and damages that the Exchange incurs or is required by law to pay as a result of any person's claim, demand or action, arising from any and every act or omission committed or omitted by the Exchange, in connection with this Agreement, even if said act or omission was negligent, or constituted a breach of the terms of this Agreement.

(2) This indemnity survives the release of the escrow securities and the termination of this Agreement.

PART 10       NOTICES

10.1     NOTICE TO ESCROW AGENT

Documents will be considered to have been delivered to the Escrow Agent on the next business day following the date of transmission, if delivered by fax, the date of delivery, if delivered by hand during normal business hours or by prepaid courier, or 5 business days after the date of mailing, if delivered by mail, to the following:

Computershare Investor Services Inc.
510 Burrard Street, 2nd Floor
Vancouver, BC  V6C 3B9
Contact: Kim Wong
Fax: 604.683.3694

10.2     NOTICE TO ISSUER

Documents will be considered to have been delivered to the Issuer on the next business day following the date of transmission, if delivered by fax, the date of delivery, if delivered by hand or by prepaid courier, or 5 business days after the date of mailing, if delivered by mail, to the following:

Baradero Resources Limited
Suite 1305, 1090 West Georgia St.
Vancouver, B.C.  V6E 3V7
Contact: Nick DeMare
Fax: 604.683.1585



--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 15
(AS AT AUGUST 2002)

10.3     DELIVERIES TO SECURITYHOLDERS

Documents will be considered to have been delivered to a Securityholder on the date of delivery, if delivered by hand or by prepaid courier, or 5 business days after the date of mailing, if delivered by mail, to the address on the Issuer's share register.

Any share certificates or other evidence of a Securityholder's escrow securities will be sent to the Securityholder's address on the Issuer's share register unless the Securityholder has advised the Escrow Agent in writing otherwise at least ten business days before the escrow securities are released from escrow. The Issuer will provide the Escrow Agent with each Securityholder's address as listed on the Issuer's share register.

10.4     CHANGE OF ADDRESS

(1)      The Escrow  Agent may change its  address for  delivery  by  delivering
         notice  of  the   change  of   address   to  the  Issuer  and  to  each
         Securityholder.

(2) The Issuer may change its address for delivery by delivering notice of the change of address to the Escrow Agent and to each Securityholder.

(3) A Securityholder may change that Securityholder's address for delivery by delivering notice of the change of address to the Issuer and to the Escrow Agent.

10.5     POSTAL INTERRUPTION

A party to this Agreement will not mail a Document if the party is aware of an actual or impending disruption of postal service.

PART 11       GENERAL

11.1     INTERPRETATION - "HOLDING SECURITIES"

Unless the context otherwise requires, all capitalized terms that are not otherwise defined in this Agreement, shall have the meanings as defined in POLICY 1.1 - INTERPRETATION or in POLICY 5.4 - ESCROW, VENDOR CONSIDERATION AND RESALE RESTRICTIONS.

When this Agreement refers to securities that a Securityholder "holds", it means that the Securityholder has direct or indirect beneficial ownership of or control or direction over the securities.

11.2     ENFORCEMENT BY THIRD PARTIES

The Issuer enters this Agreement both on its own behalf and as trustee for the Exchange and the Securityholders of the Issuer, and this Agreement may be enforced by either the Exchange, or the Securityholders of the Issuer, or both.

11.3     TERMINATION, AMENDMENT, AND WAIVER OF AGREEMENT

(1)      Subject to subsection 11.3(3), this Agreement shall only terminate:

         (a)      with respect to all the Parties:



--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 16
(AS AT AUGUST 2002)

                  (i)      as specifically provided in this Agreement;

                  (ii) subject to subsection 11.3(2), upon the agreement of all Parties; or

                  (iii) when the Securities of all Securityholders have been released from escrow pursuant to this Agreement; and

         (b)      with respect to a Party:

                  (i)      as specifically provided in this Agreement; or

                  (ii) if the Party is a Securityholder, when all of the Securityholder's Securities have been released from escrow pursuant to this Agreement.

(2)      An  agreement  to  terminate   this   Agreement   pursuant  to  section
         11.3(1)(a)(ii) shall not be effective unless and until the agreement to terminate

         (a)      is evidenced by a memorandum in writing signed by all Parties;

         (b)      has been consented to in writing by the Exchange; and

         (c) has been approved by a majority of securityholders of the Issuer who are not Securityholders.

(3) Notwithstanding any other provision in this Agreement, the obligations set forth in section 9.1 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

(4) No amendment or waiver of this Agreement or any part of this Agreement shall be effective unless the amendment or waiver:

         (a)      is evidenced by a memorandum in writing signed by all Parties;

         (b)      has been approved in writing by the Exchange; and

         (c) has been approved by a majority of securityholders of the Issuer who are not Securityholders.

(5) No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether similar or not), nor shall any waiver constitute a continuing waiver, unless expressly provided.

11.4     SEVERANCE OF ILLEGAL PROVISION

Any provision or part of a provision of this Agreement determined by a court of competent jurisdiction to be invalid, illegal or unenforceable shall be deemed stricken to the extent necessary to eliminate any invalidity, illegality or unenforceability, and the rest of the Agreement and all other provisions and parts thereof shall remain in full force and effect and be binding upon the parties hereto as though the said illegal and/or unenforceable provision or part thereof had never been included in this Agreement.



--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 17
(AS AT AUGUST 2002)

11.5     FURTHER ASSURANCES

The Parties will execute and deliver any further documents and perform any further acts reasonably requested by any of the Parties to this agreement which are necessary to carry out the intent of this Agreement.

11.6     TIME

Time is of the essence of this Agreement.

11.7     CONSENT OF EXCHANGE TO AMENDMENT

The Exchange must approve any amendment to this Agreement.

11.8     ADDITIONAL ESCROW REQUIREMENTS

A Canadian exchange may impose escrow terms or conditions in addition to those set out in this Agreement.

11.9     GOVERNING LAWS

The laws of the Province of British Columbia and the applicable laws of Canada will govern this Agreement.


11.10    COUNTERPARTS

The Parties may execute this Agreement by fax and in counterparts, each of which will be considered an original and all of which will be one agreement.

11.11    SINGULAR AND PLURAL

Wherever a singular expression is used in this Agreement, that expression is considered as including the plural or the body corporate where required by the context.

11.12    LANGUAGE

This Agreement has been drawn up in the English language at the request of all parties.

11.13    BENEFIT AND BINDING EFFECT

This Agreement will benefit and bind the Parties and their heirs, executors, administrators, successors and permitted assigns and all persons claiming through them as if they had been a Party to this Agreement.

11.14    ENTIRE AGREEMENT

This is the entire agreement among the Parties concerning the subject matter set out in this Agreement and supersedes any and all prior understandings and agreements.

11.15    SUCCESSOR TO ESCROW AGENT

Any corporation with which the Escrow Agent may be amalgamated, merged or consolidated, or any corporation succeeding to the business of the Escrow Agent will be the successor of the



--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 18
(AS AT AUGUST 2002)

Escrow Agent under this Agreement without any further act on its part or on the part or any of the Parties, provided that the successor is recognized by the Exchange.

The Parties have executed and delivered this Agreement as of the date set out above.


COMPUTERSHARE INVESTOR SERVICES INC.

/s/ JENNY KARIM
------------------------------------------
Authorized signatory

/s/ KIM WONG
------------------------------------------
Authorized signatory


BARADERO RESOURCES LIMITED

/s/ NICK DEMARE
------------------------------------------
Authorized signatory

/s/ HARVEY LIM
------------------------------------------
Authorized signatory



If the Securityholder is an individual:

Signed, sealed and delivered by           )
DOUGLAS TURNBULL in the presence of:      )
                                          )
/s/ JAMES L. HARRIS                       )
------------------------------------------)
Name                                      )
Suite 1925, 700 W. Georgia St.            )
------------------------------------------)   /s/ DOUGLAS TURNBULL
 Address                                      ----------------------------------
                                          )   DOUGLAS TURNBULL
Vancouver, B.C. V7Y 1A1                   )
------------------------------------------)
                                          )
Barrister & Solicitor                     )
------------------------------------------)
Occupation                                )




--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 19
(AS AT AUGUST 2002)

Signed, sealed and delivered by           )
CARY PINKOWSKI in the presence of:        )
                                          )
/s/ JAMES L. HARRIS                       )
------------------------------------------)
Name                                      )
Suite 1925, 700 W. Georgia St.            )
------------------------------------------)   /s/ CARY PINKOWSKI
 Address                                      ----------------------------------
                                          )   CARY PINKOWSKI
Vancouver, B.C. V7Y 1A1                   )
------------------------------------------)
                                          )
Barrister & Solicitor                     )
------------------------------------------)
Occupation                                )















--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 20
(AS AT AUGUST 2002)

Signed, sealed and delivered by           )
GREGORY CROWE in the presence of:         )
                                          )
/s/ JAMES L. HARRIS                       )
------------------------------------------)
Name                                      )
Suite 1925, 700 W. Georgia St.            )
------------------------------------------)   /s/ GREGORY CROWE
 Address                                      ----------------------------------
                                          )   GREGORY CROWE
Vancouver, B.C. V7Y 1A1                   )
------------------------------------------)
                                          )
Barrister & Solicitor                     )
------------------------------------------)
Occupation                                )














--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 21
(AS AT AUGUST 2002)

Signed, sealed and delivered by           )
LINDSAY BOTTOMER in the presence of:      )
                                          )
/s/ JAMES L. HARRIS                       )
------------------------------------------)
Name                                      )
Suite 1925, 700 W. Georgia St.            )
------------------------------------------)   /s/ LINDSAY BOTTOMER
 Address                                      ----------------------------------
                                          )   LINDSAY BOTTOMER
Vancouver, B.C. V7Y 1A1                   )
------------------------------------------)
                                          )
Barrister & Solicitor                     )
------------------------------------------)
Occupation                                )


















--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 22
(AS AT AUGUST 2002)

Signed, sealed and delivered by           )
JAMES HARRIS in the presence of:          )
                                          )
/s/ DALE A. RONDEAU                       )
------------------------------------------)
Name                                      )
Suite 1925, 700 W. Georgia St.            )
P. O. Box 10037, Pacific Centre           )
Telephone 604-688-6775                    )
------------------------------------------)   /s/ JAMES HARRIS
 Address                                      ----------------------------------
                                          )   JAMES HARRIS
Vancouver, B.C. V7Y 1A1                   )
------------------------------------------)
                                          )
Barrister & Solicitor                     )
------------------------------------------)
Occupation                                )

















--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 23
(AS AT AUGUST 2002)

Signed, sealed and delivered by           )
WILLIAM J. TAFURI in the presence of:     )
                                          )
/s/ YVONNE MOUTON                         )
------------------------------------------)
Name                                      )
STAPLES                                   )
6543 N. LANDMARK DR.                      )
435 615 9778 FAX 435 615 9782             )
------------------------------------------)   /s/ WILLIAM J. TAFURI
 Address                                      ----------------------------------
                                          )   WILLIAM J. TAFURI
Park City, UT 84098                       )
------------------------------------------)
                                          )
Sales Manager                             )
------------------------------------------)
Occupation                                )

















--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 24
(AS AT AUGUST 2002)

Signed, sealed and delivered by           )
ROBIN MERRIFIELD in the presence of:      )
                                          )
/s/ GILLIAN MERRIFIELD                    )
------------------------------------------)
Name                                      )
Gillian Merrifield                        )
------------------------------------------)   /s/ ROBIN MERRIFIELD
 Address                                      ----------------------------------
                                          )   ROBIN MERRIFIELD
2080 Flynn Place, North Vancouver, BC,    )
V7P 3H8                                   )
------------------------------------------)
                                          )
Medical Laboratory Technologist           )
------------------------------------------)
Occupation                                )
























--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 25
(AS AT AUGUST 2002)

SCHEDULE "A" TO ESCROW AGREEMENT

SECURITYHOLDER

NAME:    DOUGLAS TURNBULL

SIGNATURE: /s/ DOUGLAS TURNBULL

ADDRESS FOR NOTICE:  Suite 2000-1055 West Hastings Street, Vancouver, BC V6E 2E9


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                   1,600,100
-------------------------------------------------------------------------------------------------------------------



SECURITYHOLDER

NAME:    CARY PINKOWSKI

SIGNATURE: /s/ CARY PINKOWSKI

ADDRESS FOR NOTICE:  2898 Bellevue Avenue, West Vancouver, BC  V7V 1E8


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                   1,000,000
-------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 26
(AS AT AUGUST 2002)

SECURITYHOLDER

NAME:    GREGORY CROWE

SIGNATURE: /s/ GREGORY CROWE

ADDRESS FOR NOTICE: 1679 Eaglecliff Road, Bowen Island, BC V0N 1G0


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                  175,000
-------------------------------------------------------------------------------------------------------------------



SECURITYHOLDER

NAME:    LINDSAY BOTTOMER

SIGNATURE: /s/ LINDSAY BOTTOMER

ADDRESS FOR NOTICE:  1410-650 W. Georgia Street, Vancouver, BC  V6B 4N8


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                   175,000
-------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 27
(AS AT AUGUST 2002)

SECURITYHOLDER

NAME:    JAMES HARRIS

SIGNATURE: /s/ JAMES HARRIS

ADDRESS FOR NOTICE: 2353 Ottawa Ave., West Vancouver, BC  V7V 2S8


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                     175,000
-------------------------------------------------------------------------------------------------------------------


SECURITYHOLDER

NAME:    WILLIAM J. TAFURI

SIGNATURE: /s/ WILLIAM TAFURI

ADDRESS FOR NOTICE:  5020 N. Silver Springs Road, Park City, Utah 84098 USA


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                     400,000
-------------------------------------------------------------------------------------------------------------------








--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 28
(AS AT AUGUST 2002)

SECURITYHOLDER

NAME: ROBIN MERRIFIELD

SIGNATURE: /s/ ROBIN MERRIFIELD

ADDRESS FOR NOTICE: 2080 Flynn Place, North Vancouver, BC  V7P 3H8


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS                     175,000
-------------------------------------------------------------------------------------------------------------------
SECURITIES
-------------------------------------------------------------------------------------------------------------------













--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 29
(AS AT AUGUST 2002)

SCHEDULE B(1) - TIER 1 VALUE SECURITY ESCROW AGREEMENT

                              RELEASE OF SECURITIES

TIMED RELEASE

-------------------------------------------------------------------------------------------------------------------
                                          PERCENTAGE OF TOTAL ESCROWED       TOTAL NUMBER OF ESCROWED SECURITIES TO
           RELEASE DATES                    SECURITIES TO BE RELEASED                      BE RELEASED
-------------------------------------------------------------------------------------------------------------------
 [INSERT DATE OF EXCHANGE BULLETIN]       1/4 OF YOUR ESCROW SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 6 MONTHS FOLLOWING         1/3 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                        SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 12 MONTHS FOLLOWING        1/2 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                        SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 18 MONTHS FOLLOWING        ALL OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                        SECURITIES
-------------------------------------------------------------------------------------------------------------------
               TOTAL                                  100%
-------------------------------------------------------------------------------------------------------------------

*In the simplest case where there are no changes to the escrow securities initially deposited and no additional escrow securities, then the release schedule outlined above results in the escrow securities being released in equal tranches of 25%.













--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 30
(AS AT AUGUST 2002)

             SCHEDULE B(2) - TIER 2 VALUE SECURITY ESCROW AGREEMENT

                              RELEASE OF SECURITIES

TIMED RELEASE

-------------------------------------------------------------------------------------------------------------------
                                           PERCENTAGE OF TOTAL ESCROWED        TOTAL NUMBER OF ESCROWED SECURITIES
           RELEASE DATES                    SECURITIES TO BE RELEASED                     TO BE RELEASED
-------------------------------------------------------------------------------------------------------------------
 [INSERT DATE OF EXCHANGE BULLETIN]      1/10 OF YOUR ESCROWED SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 6 MONTHS FOLLOWING          1/6 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 12 MONTHS FOLLOWING         1/5 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 18 MONTHS FOLLOWING         1/4 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 24 MONTHS FOLLOWING         1/3 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 30 MONTHS FOLLOWING         1/2 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 36 MONTHS FOLLOWING         ALL OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
               TOTAL                                   100%
-------------------------------------------------------------------------------------------------------------------

*In the simplest case where there are no changes to the escrow securities initially deposited and no additional escrow securities, the release schedule outlined above results in the escrow securities being released in equal tranches of 15% after completion of the release on the date of the Exchange Bulletin.












--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 31
(AS AT AUGUST 2002)

            SCHEDULE B(3) - TIER 1 SURPLUS SECURITY ESCROW AGREEMENT

                              RELEASE OF SECURITIES

TIMED RELEASE

-------------------------------------------------------------------------------------------------------------------
                                      PERCENTAGE OF TOTAL ESCROWED SECURITIES   TOTAL NUMBER OF ESCROWED SECURITIES
           RELEASE DATES                           TO BE RELEASED                          TO BE RELEASED
-------------------------------------------------------------------------------------------------------------------
 [INSERT DATE OF EXCHANGE BULLETIN]   1/10 OF YOUR ESCROW SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 6 MONTHS FOLLOWING     1/6 OF YOUR REMAINING ESCROW SECURITIES
         EXCHANGE BULLETIN]
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 12 MONTHS FOLLOWING    1/5 OF YOUR REMAINING ESCROW SECURITIES
         EXCHANGE BULLETIN]
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 18 MONTHS FOLLOWING    1/4 OF YOUR REMAINING ESCROW SECURITIES
         EXCHANGE BULLETIN]
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 24 MONTHS FOLLOWING    1/3 OF YOUR REMAINING ESCROW SECURITIES
         EXCHANGE BULLETIN]
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 30 MONTHS FOLLOWING    1/2 OF YOUR REMAINING ESCROW SECURITIES
         EXCHANGE BULLETIN]
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 36 MONTHS FOLLOWING    ALL OF YOUR REMAINING ESCROW SECURITIES
         EXCHANGE BULLETIN]
-------------------------------------------------------------------------------------------------------------------
               TOTAL                                    100%
-------------------------------------------------------------------------------------------------------------------

*In the simplest case where there are no changes to the escrow securities initially deposited and no additional escrow securities, the release schedule outlined above results in the escrow securities being released in equal tranches of 15% after completion of the release on the date of the Exchange Bulletin.






--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 32
(AS AT AUGUST 2002)

            SCHEDULE B(4) - TIER 2 SURPLUS SECURITY ESCROW AGREEMENT

                              RELEASE OF SECURITIES

TIMED RELEASE

-------------------------------------------------------------------------------------------------------------------
                                                PERCENTAGE OF TOTAL ESCROWED           TOTAL NUMBER OF ESCROWED
              RELEASE DATES                       SECURITIES TO BE RELEASED            SECURITIES TO BE RELEASED
-------------------------------------------------------------------------------------------------------------------
    [INSERT DATE OF EXCHANGE BULLETIN]                   NO RELEASE
-------------------------------------------------------------------------------------------------------------------
 [INSERT DATE 6 MONTHS FOLLOWING EXCHANGE      1/20 OF YOUR ESCROW SECURITIES
                BULLETIN]
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 12 MONTHS FOLLOWING EXCHANGE       1/19 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 18 MONTHS FOLLOWING EXCHANGE       1/18 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 24 MONTHS FOLLOWING EXCHANGE       1/17 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 30 MONTHS FOLLOWING EXCHANGE       1/8 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 36 MONTHS FOLLOWING EXCHANGE       1/7 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 42 MONTHS FOLLOWING EXCHANGE       1/6 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 48 MONTHS FOLLOWING EXCHANGE       1/5 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 54 MONTHS FOLLOWING EXCHANGE       1/4 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 60 MONTHS FOLLOWING EXCHANGE       1/3 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 66 MONTHS FOLLOWING EXCHANGE       1/2 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 72 MONTHS FOLLOWING EXCHANGE       ALL OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
                  TOTAL                                     100%
-------------------------------------------------------------------------------------------------------------------






--------------------------------------------------------------------------------
FORM 5D                         ESCROW AGREEMENT                         PAGE 33
(AS AT AUGUST 2002)

               VALUE SECURITY ESCROW AGREEMENT AMONG THE ISSUER,
            COMPUTERSHARE INVESTOR SERVICES INC., DOUGLAS TURNBULL,
               GREGORY CROWE, LINDSAY BOTTOMER, JAMES HARRIS, AND
                   MARSA GOLD CORP. DATED SEPTEMBER 12, 2005

                                                                           TSX
                                                              TSX VENTURE
                                                                 EXCHANGE

                                     FORM 5D

                                ESCROW AGREEMENT

                                 VALUE SECURITY


THIS AGREEMENT is made as of the 12th day of September, 2005

AMONG:
                           Baradero Resources Limited
                           Suite 1305, 1090 West Georgia Street
                           Vancouver, BC  V6E 3V7

                           (the "ISSUER")

AND:
                           Computershare Investor Services Inc.
                           510 Burrard Street, 2nd Floor
                           Vancouver, BC  V6C 3B9

                           (the "ESCROW AGENT")

AND:

                           EACH OF THE UNDERSIGNED SECURITYHOLDERS OF THE
                           ISSUER
                           (a "SECURITYHOLDER" or "YOU")

                           (collectively, the "PARTIES")

THIS AGREEMENT is being entered into by the Parties under Exchange POLICY 5.4 - ESCROW, VENDOR CONSIDERATION AND RESALE RESTRICTIONS (the POLICY) in connection with a Reverse Takeover. The Issuer is a Tier 2 Issuer as described in POLICY
2.1 - MINIMUM LISTING REQUIREMENTS.

FOR GOOD AND VALUABLE CONSIDERATION, the Parties agree as follows:

PART 1        ESCROW

1.1      APPOINTMENT OF ESCROW AGENT

The Issuer and the Securityholders appoint the Escrow Agent to act as escrow agent under this Agreement. The Escrow Agent accepts the appointment.


1.2      DEPOSIT OF ESCROW SECURITIES IN ESCROW


--------------------------------------------------------------------------------
FORM 5D                          ESCROW AGREEMENT
(AS AT AUGUST 2002)

(1) You are depositing the securities (ESCROW SECURITIES) listed opposite your name in Schedule "A" with the Escrow Agent to be held in escrow under this Agreement. You will immediately deliver or cause to be delivered to the Escrow Agent any share certificates or other evidence of these securities which you have or which you may later receive.

(2)      If you receive any other securities (ADDITIONAL ESCROW SECURITIES):

         (a)      as a dividend or other distribution on escrow securities;

         (b) on the exercise of a right of purchase, conversion or exchange attaching to escrow securities, including securities received on conversion of special warrants;

         (c) on a subdivision, or compulsory or automatic conversion or exchange of escrow securities; or

         (d) from a successor issuer in a business combination, if Part 6 of this Agreement applies,

         you will deposit them in escrow with the Escrow Agent. You will deliver or cause to be delivered to the Escrow Agent any share certificates or other evidence of those additional escrow securities. When this Agreement refers to ESCROW SECURITIES, it includes additional escrow securities.

(3) You will immediately deliver to the Escrow Agent any replacement share certificates or other evidence of additional escrow securities issued to you.

1.3      DIRECTION TO ESCROW AGENT

The Issuer and the Securityholders direct the Escrow Agent to hold the escrow securities in escrow until they are released from escrow under this Agreement.

PART 2        RELEASE OF ESCROW SECURITIES

2.1      RELEASE PROVISIONS

The provisions of Schedule B(2) - Value Security Escrow Agreement for Tier 2 Issuer is incorporated into and forms part of this Agreement.

2.2      ADDITIONAL ESCROW SECURITIES

If you acquire additional escrow securities in connection with the transaction to which this agreement relates, those securities will be added to the securities already in escrow, to increase the number of remaining escrow securities. After that, all of the escrow securities will be released in accordance with the applicable release schedule.

2.3      ADDITIONAL REQUIREMENTS FOR TIER 2 SURPLUS ESCROW SECURITIES

Where securities are subject to a Tier 2 Surplus Security Escrow Agreement [Schedule B(4)], the following additional conditions apply:


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(1) The escrow securities will be cancelled if the asset, property, business or interest therein in consideration of which the securities were issued, is lost, or abandoned, or the operations or development of such asset, property or business is discontinued.

(2) The Escrow Agent will not release escrow securities from escrow under schedule B(4) unless the Escrow Agent has received, within the 15 days prior to the release date, a certificate from the Issuer that:

         (a)      is signed by two directors or officers of the Issuer;

         (b)      is dated not more than 30 days prior to the release date;

         (c) states that the assets for which the escrow securities were issued (the "Assets") were included as assets on the balance sheet of the Issuer in the most recent financial statements filed by the Issuer with the Exchange; and

         (d) states that the Issuer has no reasonable knowledge that the Assets will not be included as assets on the balance sheet of the Issuer in the next financial statements to be filed by the Issuer with the Exchange.

(3) If, at any time during the term of this Agreement, the Escrow Agent is prohibited from releasing escrow securities on a release date specified schedule B(4) as a result of section 2.3(2) above, then the Escrow Agent will not release any further escrow securities from escrow without the written consent of the Exchange.

(4) If as a result of this section 2.3, the Escrow Agent does not release escrow securities from escrow for a period of five years, then:

         (a) the Escrow Agent will deliver a notice to the Issuer, and will include with the notice any certificates that the Escrow Agent holds which evidence the escrow securities; and

         (b) the Issuer and the Escrow Agent will take such action as is necessary to cancel the escrow securities.

(5) For the purposes of cancellation of escrow securities under this section, each Securityholder irrevocably appoints the Escrow Agent as his or her attorney, with authority to appoint substitute attorneys, as necessary.

2.4      DELIVERY OF SHARE CERTIFICATES FOR ESCROW SECURITIES

The Escrow Agent will send to each Securityholder any share certificates or other evidence of that Securityholder's escrow securities in the possession of the Escrow Agent released from escrow as soon as reasonably practicable after the release.

2.5      REPLACEMENT CERTIFICATES

If, on the date a Securityholder's escrow securities are to be released, the Escrow Agent holds a share certificate or other evidence representing more escrow securities than are to be released, the Escrow Agent will deliver the share certificate or other evidence to the Issuer or its transfer agent and request replacement share certificates or other evidence. The Issuer will cause replacement share certificates or other evidence to be prepared and delivered to the Escrow Agent. After the Escrow Agent receives the



2054-01/ACQUISITION of magellan gold corp/2443 replacement share certificates or other evidence, the Escrow Agent will send to the Securityholder or at the Securityholder's direction, the replacement share certificate or other evidence of the escrow securities released. The Escrow Agent and Issuer will act as soon as reasonably practicable.

2.6      RELEASE UPON DEATH

(1) If a Securityholder dies, the Securityholder's escrow securities will be released from escrow. The Escrow Agent will deliver any share certificates or other evidence of the escrow securities in the possession of the Escrow Agent to the Securityholder's legal representative provided that:

         (a) the legal representative of the deceased Securityholder provides written notice to the Exchange of the intent to release the escrow securities as at a specified date which is at least 10 business days and not more than 30 business days prior to the proposed release; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to delivery the Escrow Agent must receive:

         (a)      a certified copy of the death certificate; and

         (b) any evidence of the legal representative's status that the Escrow Agent may reasonably require.

2.7      EXCHANGE DISCRETION TO TERMINATE

If the Escrow Agent receives a request from the Exchange to halt or terminate the release of escrow securities from escrow, then the Escrow Agent will comply with that request, and will not release any escrow securities from escrow until it receives the written consent of the Exchange.

2.8      DISCRETIONARY APPLICATIONS

The Exchange may consent to the release from escrow of escrow securities in other circumstances and on terms and on conditions it deems appropriate. Securities may be released from escrow provided that the Escrow Agent receives written notice from the Exchange.

PART 3        EARLY RELEASE ON CHANGE OF ISSUER STATUS

3.1      EARLY RELEASE - GRADUATION TO TIER 1

(1) When a Tier 2 Issuer becomes a Tier 1 Issuer, the release schedule for its escrow securities changes.

(2) If the Issuer reasonably believes that it meets the Minimum Listing Requirements of a Tier 1 Issuer as described in POLICY 2.1 - MINIMUM LISTING REQUIREMENTS, the Issuer may make application to the Exchange to be listed as a Tier 1 Issuer. The Issuer must also concurrently provide notice to the Escrow Agent that it is making such an application.

(3) If the graduation to Tier 1 is accepted by the Exchange, the Exchange will issue an Exchange Bulletin confirming final acceptance for listing of the Issuer on Tier 1. Upon issuance of this Bulletin the Issuer must immediately:


2054-01/ACQUISITION of magellan gold corp/2443

         (a)      issue a news release:

                  (i) disclosing that it has been accepted for graduation to Tier 1; and
                  (ii) disclosing the number of escrow securities to be released and the dates of release under the new schedule; and

         (b) provide the news release, together with a copy of the Exchange Bulletin, to the Escrow Agent.

(4) Upon completion of the steps in section 3.1(3) above, the Issuer's release schedule will be replaced as follows:

--------------------------------------------------------------------------------
APPLICABLE SCHEDULE PRE-GRADUATION           APPLICABLE SCHEDULE POST-GRADUATION
--------------------------------------------------------------------------------
Schedule B(2)                                Schedule B(1)
--------------------------------------------------------------------------------
Schedule B(4)                                Schedule B(3)
--------------------------------------------------------------------------------

(5) Within 10 days of the Exchange Bulletin confirming the Issuer's listing on Tier 1, the Escrow Agent must release any escrow securities from escrow securities which under the new release schedule would have been releasable at a date prior to the Exchange Bulletin.

PART 4        DEALING WITH ESCROW SECURITIES

4.1      RESTRICTION ON TRANSFER, ETC.

Unless it is expressly permitted in this Agreement, you will not sell, transfer, assign, mortgage, enter into a derivative transaction concerning, or otherwise deal in any way with your escrow securities or any related share certificates or other evidence of the escrow securities. If a Securityholder is a private company controlled by one or more Principals of the Issuer, the Securityholder may not participate in a transaction that results in a change of its control or a change in the economic exposure of the Principals to the risks of holding escrow securities.

4.2      PLEDGE, MORTGAGE OR CHARGE AS COLLATERAL FOR A LOAN

Subject to Exchange acceptance, you may pledge, mortgage or charge your escrow securities to a financial institution as collateral for a loan, provided that no escrow securities or any share certificates or other evidence of escrow securities will be transferred or delivered by the Escrow Agent to the financial institution for this purpose. The loan agreement must provide that the escrow securities will remain in escrow if the lender realizes on the escrow securities to satisfy the loan.

4.3      VOTING OF ESCROW SECURITIES

Although you may exercise voting rights attached to your escrow securities, you may not, while your securities are held in escrow, exercise voting rights attached to any securities (whether in escrow or not) in support of one or more arrangements that would result in the repayment of capital being made on the escrow securities prior to a winding up of the Issuer.

4.4      DIVIDENDS ON ESCROW SECURITIES

You may receive a dividend or other distribution on your escrow securities, and elect the manner of payment from the standard options offered by the Issuer. If the Escrow Agent receives a dividend or



2054-01/ACQUISITION of magellan gold corp/2443 other distribution on your escrow securities, other than additional escrow securities, the Escrow Agent will pay the dividend or other distribution to you on receipt.

4.5      EXERCISE OF OTHER RIGHTS ATTACHING TO ESCROW SECURITIES

You may exercise your rights to exchange or convert your escrow securities in accordance with this agreement.

PART 5        PERMITTED TRANSFERS WITHIN ESCROW

5.1      TRANSFER TO DIRECTORS AND SENIOR OFFICERS

(1) You may transfer escrow securities within escrow to existing or, upon their appointment, incoming directors or senior officers of the Issuer or any of its material operating subsidiaries, if the Issuer's board of directors has approved the transfer and provided that:

         (a) you make application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer the Escrow Agent must receive:

         (a) a certified copy of the resolution of the board of directors of the Issuer approving the transfer;

         (b) a certificate signed by a director or officer of the Issuer authorized to sign, stating that the transfer is to a director or senior officer of the Issuer or a material operating subsidiary and that any required acceptance from the Exchange the Issuer is listed on has been received;

         (c) an acknowledgment in the form of Form 5E signed by the transferee; and

         (d) a transfer power of attorney, completed and executed by the transferor in accordance with the requirements of the Issuer's transfer agent.

5.2      TRANSFER TO OTHER PRINCIPALS

(1)      You may transfer escrow securities within escrow:

         (a) to a person or company that before the proposed transfer holds more than 20% of the voting rights attached to the Issuer's outstanding securities; or

         (b)      to a person or company that after the proposed transfer

                  (i) will hold more than 10% of the voting rights attached to the Issuer's outstanding securities, and

                  (ii) has the right to elect or appoint one or more directors or senior officers of the Issuer or any of its material operating subsidiaries,



2054-01/ACQUISITION of magellan gold corp/2443
                           provided that:

         (c) you make an application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and

         (d) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer the Escrow Agent must receive:

         (a) a certificate signed by a director or officer of the Issuer authorized to sign, stating that:

                  (i) the transfer is to a person or company that the officer believes, after reasonable investigation, holds more than 20% of the voting rights attached to the Issuer's outstanding securities before the proposed transfer; or

                  (ii)     the transfer is to a person or company that:

                           (A) the officer believes, after reasonable investigation, will hold more than 10% of the voting rights attached to the Issuer's outstanding securities; and

                           (B) has the right to elect or appoint one or more directors or senior officers of the Issuer or any of its material operating subsidiaries after the proposed transfer; and

                  (iii) any required approval from the Exchange or any other exchange on which the Issuer is listed has been received;

         (b) an acknowledgment in the form of Form 5E signed by the transferee; and

         (c) a transfer power of attorney, completed and executed by the transferor in accordance with the requirements of the Issuer's transfer agent.

5.3      TRANSFER UPON BANKRUPTCY

(1) You may transfer escrow securities within escrow to a trustee in bankruptcy or another person or company entitled to escrow securities on bankruptcy provided that:

         (a) you make application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer, the Escrow Agent must receive:

         (a)      a certified copy of either


2054-01/ACQUISITION of magellan gold corp/2443

                  (i)      the  assignment   in   bankruptcy  filed   with   the
                           Superintendent of Bankruptcy, or

                  (ii)     the receiving  order  adjudging  the   Securityholder
                           bankrupt;

         (b) a certified copy of a certificate of appointment of the trustee in bankruptcy;

         (c) a transfer power of attorney, duly completed and executed by the transferor in accordance with the requirements of the Issuer's transfer agent; and

         (d)      an  acknowledgment  in the form of Form 5E  signed  by

                  (i)      the trustee in bankruptcy or

                  (ii) on direction from the trustee, with evidence of that direction attached to the acknowledgement form, another person or company legally entitled to the escrow securities.

5.4      TRANSFER UPON REALIZATION OF PLEDGED, MORTGAGED OR CHARGED ESCROW
         SECURITIES

(1) You may transfer escrow securities you have pledged, mortgaged or charged under section 4.2 to a financial institution as collateral for a loan within escrow to the lender on realization provided that:

         (a) you make application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer the Escrow Agent must receive:

         (a) a statutory declaration of an officer of the financial institution that the financial institution is legally entitled to the escrow securities;

         (b) evidence that the Exchange has accepted the pledge, mortgage or charge of escrow securities to the financial institution;

         (c) a transfer power of attorney, executed by the transferor in accordance with the requirements of the Issuer's transfer agent; and

         (d) an acknowledgement in the form of Form 5E signed by the financial institution.

5.5      TRANSFER TO CERTAIN PLANS AND FUNDS

(1) You may transfer escrow securities within escrow to or between a registered retirement savings plan (RRSP), registered retirement income fund (RRIF) or other similar registered plan or fund with a trustee, where the beneficiaries of the plan or fund are limited to you and your spouse, children and parents provided that:

         (a) you make application to transfer under the Policy at least 10 business days and not more than 30 business days prior to the date of the proposed transfer; and


2054-01/ACQUISITION of magellan gold corp/2443

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date.

(2)      Prior to the transfer the Escrow Agent must receive:

         (a) evidence from the trustee of the transferee plan or fund, or the trustee's agent, stating that, to the best of the trustee's knowledge, the annuitant of the RRSP or RRIF or the beneficiaries of the other registered plan or fund do not include any person or company other than you and your spouse, children and parents;

         (b) a transfer power of attorney, executed by the transferor in accordance with the requirements of the Issuer's transfer agent; and

         (c) an acknowledgement in the form of Form 5E signed by the trustee of the plan or fund.

5.6      EFFECT OF TRANSFER WITHIN ESCROW

After the transfer of escrow securities within escrow, the escrow securities will remain in escrow and released from escrow under this Agreement as if no transfer has occurred, on the same terms that applied before the transfer. The Escrow Agent will not deliver any share certificates or other evidence of the escrow securities to transferees under this Part 5.

5.7      DISCRETIONARY APPLICATIONS

The Exchange may consent to the transfer within escrow of escrow securities in other circumstances and on such terms and conditions as it deems appropriate.

PART 6        BUSINESS COMBINATIONS

6.1      BUSINESS COMBINATIONS

This Part applies to the following (BUSINESS COMBINATIONS):

(a) a formal take-over bid for all outstanding securities of the Issuer or which, if successful, would result in a change of control of the Issuer

(b)     a formal issuer bid for all outstanding equity securities of the Issuer


(c)     a statutory  arrangement

(d)     an amalgamation

(e)     a merger

(f)     a reorganization that has an effect similar to an amalgamation or merger

6.2      DELIVERY TO ESCROW AGENT

(1) You may tender your escrow securities to a person or company in a business combination. At least five business days prior to the date the escrow securities must be tendered under the business combination, you must deliver to the Escrow Agent:



2054-01/ACQUISITION of magellan gold corp/2443

         (a)      a written  direction  signed by you that  directs  the  Escrow
                  Agent to deliver to the depositary under the business combination any share certificates or other evidence of the escrow securities and a completed and executed cover letter or similar document and, where required, transfer power of attorney completed and executed for transfer in accordance with the requirements of the Issuer's depository, and any other documentation specified or provided by you and required to be delivered to the depositary under the business combination;

         (b)      written consent of the Exchange; and

         (c) any other information concerning the business combination as the Escrow Agent may reasonably require.

6.3      DELIVERY TO DEPOSITARY

(1) As soon as reasonably practicable, and in any event no later than three business days after the Escrow Agent receives the documents and information required under section 6.2, the Escrow Agent will deliver to the depositary, in accordance with the direction, any share certificates or other evidence of the escrow securities, and a letter addressed to the depositary that

         (a)      identifies the escrow securities that are being tendered;

         (b)      states that the escrow securities are held in escrow;

         (c) states that the escrow securities are delivered only for the purposes of the business combination and that they will be released from escrow only after the Escrow Agent receives the information described in section 6.4;

         (d) if any share certificates or other evidence of the escrow securities have been delivered to the depositary, requires the depositary to return to the Escrow Agent, as soon as practicable, the share certificates or other evidence of escrow securities that are not released from escrow into the business combination; and

         (e) where applicable, requires the depositary to deliver or cause to be delivered to the Escrow Agent, as soon as practicable, share certificates or other evidence of additional escrow securities that you acquire under the business combination.


6.4      RELEASE OF ESCROW SECURITIES TO DEPOSITARY

(1)      The  Escrow  Agent  will  release  from  escrow  the  tendered   escrow
         securities provided that:

         (a) you or the Issuer make application to release the tendered securities under the Policy on a date at least 10 business days and not more than 30 business days prior to the date of the proposed release date; and

         (b) the Exchange does not provide notice of its objection to the Escrow Agent prior to 10:00 a.m. (Vancouver time) or 11:00 a.m. (Calgary time) on such specified date;


2054-01/ACQUISITION of magellan gold corp/2443

         (c) the Escrow Agent receives a declaration signed by the depositary or, if the direction identifies the depositary as acting on behalf of another person or company in respect of the business combination, by that other person or company, that

                  (i) the terms and conditions of the business combination have been met or waived; and

                  (ii) the escrow securities have either been taken up and paid for or are subject to an unconditional obligation to be taken up and paid for under the business combination.

6.5      ESCROW OF NEW SECURITIES

(1) If you receive securities (NEW SECURITIES) of another issuer (SUCCESSOR ISSUER) in exchange for your escrow securities, the new securities will be subject to escrow in substitution for the tendered escrow securities, unless, immediately after completion of the business combination,

         (a) the successor issuer is an exempt issuer as defined in the National Policy;

         (b) the escrow holder was subject to a Value Security Escrow Agreement and is not a Principal of the successor issuer; and

         (c) the escrow holder holds less than 1% of the voting rights attached to the successor issuer's outstanding securities. (In calculating this percentage, include securities that may be issued to the escrow holder under outstanding convertible securities in both the escrow holders securities and the total securities outstanding.)

6.6      RELEASE FROM ESCROW OF NEW SECURITIES

(1) The Escrow Agent will send to a Securityholder share certificates or other evidence of the Securityholder's new securities as soon as reasonably practicable after the Escrow Agent receives

         (a) a certificate from the successor issuer signed by a director or officer of the successor issuer authorized to sign

                  (i) stating that it is a successor issuer to the Issuer as a result of a business combination;

                  (ii) containing a list of the securityholders whose new securities are subject to escrow under section 6.5;

                  (iii) containing a list of the securityholders whose new securities are not subject to escrow under section 6.5;

         (b) written confirmation from the Exchange that it has accepted the list of Securityholders whose new securities are not subject to escrow under section 6.5; and

(2) The escrow securities of the Securityholders whose securities are not subject to escrow under section 6.5, will be released, and the Escrow Agent will send any share certificates or other evidence of the escrow securities in the possession of the Escrow Agent in accordance with section 2.4.


2054-01/ACQUISITION of magellan gold corp/2443

(3) If your new securities are subject to escrow, unless subsection (4) applies, the Escrow Agent will hold your new securities in escrow on the same terms and conditions, including release dates, as applied to the escrow securities that you exchanged.

(4) If the Issuer is a Tier 2 Issuer and the successor issuer is a Tier 1 Issuer, the release provisions in section 3.1(4) relating to graduation will apply. .

PART 7        RESIGNATION OF ESCROW AGENT

7.1      RESIGNATION OF ESCROW AGENT

(1) If the Escrow Agent wishes to resign as escrow agent, the Escrow Agent will give written notice to the Issuer and the Exchange.

(2) If the Issuer wishes to terminate the Escrow Agent as escrow agent, the Issuer will give written notice to the Escrow Agent and the Exchange.

(3) If the Escrow Agent resigns or is terminated, the Issuer will be responsible for ensuring that the Escrow Agent is replaced not later than the resignation or termination date by another escrow agent that is acceptable to the Exchange and that has accepted such appointment, which appointment will be binding on the Issuer and the Securityholders.

(4) The resignation or termination of the Escrow Agent will be effective, and the Escrow Agent will cease to be bound by this Agreement, on the date that is 60 days after the date of receipt of the notices referred to above by the Escrow Agent or Issuer, as applicable, or on such other date as the Escrow Agent and the Issuer may agree upon (the "resignation or termination date"), provided that the resignation or termination date will not be less than 10 business days before a release date.

(5) If the Issuer has not appointed a successor escrow agent within 60 days of the resignation or termination date, the Escrow Agent will apply, at the Issuer's expense, to a court of competent jurisdiction for the appointment of a successor escrow agent, and the duties and responsibilities of the Escrow Agent will cease immediately upon such appointment.

(6) On any new appointment under this section, the successor Escrow Agent will be vested with the same powers, rights, duties and obligations as if it had been originally named herein as Escrow Agent, without any further assurance, conveyance, act or deed. The predecessor Escrow Agent, upon receipt of payment for any outstanding account for its services and expenses then unpaid, will transfer, deliver and pay over to the successor Escrow Agent, who will be entitled to receive, all securities, records or other property on deposit with the predecessor Escrow Agent in relation to this Agreement and the predecessor Escrow Agent will thereupon be discharged as Escrow Agent.

(7) If any changes are made to Part 8 of this Agreement as a result of the appointment of the successor Escrow Agent, those changes must not be inconsistent with the Policy and the terms of this Agreement and the Issuer to this Agreement will fie a copy of the new Agreement with the Exchange.

PART 8        OTHER CONTRACTUAL ARRANGEMENTS

8.1      ESCROW AGENT NOT A TRUSTEE



2054-01/ACQUISITION of magellan gold corp/2443

The Escrow Agent accepts duties and responsibilities under this Agreement, and the escrow securities and any share certificates or other evidence of these securities, solely as a custodian, bailee and agent. No trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as a trustee.

8.2      ESCROW AGENT NOT RESPONSIBLE FOR GENUINENESS

The Escrow Agent will not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any escrow security deposited with it.

8.3      ESCROW AGENT NOT RESPONSIBLE FOR FURNISHED INFORMATION

The Escrow Agent will have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release from escrow or a transfer of escrow securities within escrow under this Agreement.

8.4      ESCROW AGENT NOT RESPONSIBLE AFTER RELEASE

The Escrow Agent will have no responsibility for escrow securities that it has released to a Securityholder or at a Securityholder's direction according to this Agreement.

8.5      INDEMNIFICATION OF ESCROW AGENT

The Issuer and each Securityholder hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent, its affiliates, and their current and former directors, officers, employees and agents from and against any and all claims, demands, losses, penalties, costs, expenses, fees and liabilities, including, without limitation, legal fees and expenses, directly or indirectly arising out of, in connection with, or in respect of, this Agreement, except where same result directly and principally from gross negligence, wilful misconduct or bad faith on the part of the Escrow Agent. This indemnity survives the release of the escrow securities, the resignation or termination of the Escrow Agreement and the termination of this Agreement.

8.6       ADDITIONAL PROVISIONS

(1) The Escrow Agent will be protected in acting and relying reasonably upon any notice, direction, instruction, order, certificate, confirmation, request, waiver, consent, receipt, statutory declaration or other paper or document (collectively referred to as "Documents") furnished to it and purportedly signed by any officer or person required to or entitled to execute and deliver to the Escrow Agent any such Document in connection with this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth or accuracy of any information therein contained, which it in good faith believes to be genuine.

(2) The Escrow Agent will not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement unless received by it in writing, and signed by the other Parties and approved by the Exchange, and, if the duties or indemnification of the Escrow Agent in this Agreement are affected, unless it has given its prior written consent.

(3) The Escrow Agent may consult with or retain such legal counsel and advisors as it may


2054-01/ACQUISITION of magellan gold corp/2443 reasonably require for the purpose of discharging its duties or determining its rights under this Agreement and may rely and act upon the advice of such counsel or advisor. The Escrow Agent will give written notice to the Issuer as soon as practicable that it has retained legal counsel or other advisors. The Issuer will pay or reimburse the Escrow Agent for any reasonable fees, expenses and disbursements of such counsel or advisors.

(4) In the event of any disagreement arising under the terms of this Agreement, the Escrow Agent will be entitled, at its option, to refuse to comply with any and all demands whatsoever until the dispute is settled either by a written agreement among the Parties or by a court of competent jurisdiction.

(5) The Escrow Agent will have no duties or responsibilities except as expressly provided in this Agreement and will have no duty or responsibility under the Policy or arising under any other agreement, including any agreement referred to in this Agreement, to which the Escrow Agent is not a party.

(6) The Escrow Agent will have the right not to act and will not be liable for refusing to act unless it has received clear and reasonable documentation that complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

(7) The Escrow Agent is authorized to cancel any share certificate delivered to it and hold such Securityholder's escrow securities in electronic, or uncertificated form only, pending release of such securities from escrow.

(8) The Escrow Agent will have no responsibility with respect to any escrow securities in respect of which no share certificate or other evidence or electronic or uncertificated form of these securities has been delivered to it, or otherwise received by it.

8.7      LIMITATION OF LIABILITY OF ESCROW AGENT

The Escrow Agent will not be liable to any of the Parties hereunder for any action taken or omitted to be taken by it under or in connection with this Agreement, except for losses directly, principally and immediately caused by its bad faith, wilful misconduct or gross negligence. Under no circumstances will the Escrow Agent be liable for any special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages hereunder, including any loss of profits, whether foreseeable or unforeseeable. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the collective liability of the Escrow Agent under or in connection with this Agreement to any one or more Parties, except for losses directly caused by its bad faith or willful misconduct, exceed the amount of its annual fees under this Agreement or the amount of three thousand dollars ($3,000.00), whichever amount shall be greater.

8.8      REMUNERATION OF ESCROW AGENT

The Issuer will pay the Escrow Agent reasonable remuneration for its services under this Agreement, which fees are subject to revision from time to time on 30 days' written notice. The Issuer will reimburse the Escrow Agent for its expenses and disbursements. Any amount due under this section and unpaid 30 days after request for such payment, will bear interest from the expiration of such period at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand.

PART 9        INDEMNIFICATION OF THE EXCHANGE

9.1      INDEMNIFICATION


2054-01/ACQUISITION of magellan gold corp/2443

(1)      The Issuer and each Securityholder jointly and severally:

         (a) release, indemnify and save harmless the Exchange from all costs (including legal cost, expenses and disbursements), charges, claims, demands, damages, liabilities, losses and expenses incurred by the Exchange;

         (b) agree not to make or bring a claim or demand, or commence any action, against the Exchange; and

         (c) agree to indemnify and save harmless the Exchange from all costs (including legal costs) and damages that the Exchange incurs or is required by law to pay as a result of any person's claim, demand or action, arising from any and every act or omission committed or omitted by the Exchange, in connection with this Agreement, even if said act or omission was negligent, or constituted a breach of the terms of this Agreement.

(2) This indemnity survives the release of the escrow securities and the termination of this Agreement.

PART 10       NOTICES

10.1     NOTICE TO ESCROW AGENT

Documents will be considered to have been delivered to the Escrow Agent on the next business day following the date of transmission, if delivered by fax, the date of delivery, if delivered by hand during normal business hours or by prepaid courier, or 5 business days after the date of mailing, if delivered by mail, to the following:

Computershare Investor Services Inc.
510 Burrard Street, 2nd Floor
Vancouver, BC  V6C 3B9
Contact: Kim Wong
Fax: 604.683.3694

10.2     NOTICE TO ISSUER

Documents will be considered to have been delivered to the Issuer on the next business day following the date of transmission, if delivered by fax, the date of delivery, if delivered by hand or by prepaid courier, or 5 business days after the date of mailing, if delivered by mail, to the following:

Baradero Resources Limited
Suite 1305, 1090 West Georgia St.
Vancouver, B.C.  V6E 3V7
Contact: Nick DeMare
Fax: 604.683.1585


10.3     DELIVERIES TO SECURITYHOLDERS


2054-01/ACQUISITION of magellan gold corp/2443

Documents will be considered to have been delivered to a Securityholder on the date of delivery, if delivered by hand or by prepaid courier, or 5 business days after the date of mailing, if delivered by mail, to the address on the Issuer's share register.

Any share certificates or other evidence of a Securityholder's escrow securities will be sent to the Securityholder's address on the Issuer's share register unless the Securityholder has advised the Escrow Agent in writing otherwise at least ten business days before the escrow securities are released from escrow. The Issuer will provide the Escrow Agent with each Securityholder's address as listed on the Issuer's share register.

10.4     CHANGE OF ADDRESS

(1)      The Escrow  Agent may change its  address for  delivery  by  delivering
         notice  of  the   change  of   address   to  the  Issuer  and  to  each
         Securityholder.

(2) The Issuer may change its address for delivery by delivering notice of the change of address to the Escrow Agent and to each Securityholder.

(3) A Securityholder may change that Securityholder's address for delivery by delivering notice of the change of address to the Issuer and to the Escrow Agent.

10.5     POSTAL INTERRUPTION

A party to this Agreement will not mail a Document if the party is aware of an actual or impending disruption of postal service.

PART 11       GENERAL

11.1     INTERPRETATION - "HOLDING SECURITIES"

Unless the context otherwise requires, all capitalized terms that are not otherwise defined in this Agreement, shall have the meanings as defined in POLICY 1.1 - INTERPRETATION or in POLICY 5.4 - ESCROW, VENDOR CONSIDERATION AND RESALE RESTRICTIONS.

When this Agreement refers to securities that a Securityholder "holds", it means that the Securityholder has direct or indirect beneficial ownership of or control or direction over the securities.

11.2     ENFORCEMENT BY THIRD PARTIES

The Issuer enters this Agreement both on its own behalf and as trustee for the Exchange and the Securityholders of the Issuer, and this Agreement may be enforced by either the Exchange, or the Securityholders of the Issuer, or both.

11.3     TERMINATION, AMENDMENT, AND WAIVER OF AGREEMENT

(1)      Subject to subsection 11.3(3), this Agreement shall only terminate:

         (a)      with respect to all the Parties:

                  (i)      as specifically provided in this Agreement;

2054-01/ACQUISITION of magellan gold corp/2443

                  (ii) subject to subsection 11.3(2), upon the agreement of all Parties; or

                  (iii) when the Securities of all Securityholders have been released from escrow pursuant to this Agreement; and

         (b)      with respect to a Party:

                  (i)      as specifically provided in this Agreement; or

                  (ii) if the Party is a Securityholder, when all of the Securityholder's Securities have been released from escrow pursuant to this Agreement.

(2)      An  agreement  to  terminate   this   Agreement   pursuant  to  section
         11.3(1)(a)(ii) shall not be effective unless and until the agreement to terminate

         (a)      is evidenced by a memorandum in writing signed by all Parties;

         (b)      has been consented to in writing by the Exchange; and

         (c) has been approved by a majority of securityholders of the Issuer who are not Securityholders.

(3) Notwithstanding any other provision in this Agreement, the obligations set forth in section 9.1 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

(4) No amendment or waiver of this Agreement or any part of this Agreement shall be effective unless the amendment or waiver:

         (a)      is evidenced by a memorandum in writing signed by all Parties;

         (b)      has been approved in writing by the Exchange; and

         (c) has been approved by a majority of securityholders of the Issuer who are not Securityholders.

(5) No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether similar or not), nor shall any waiver constitute a continuing waiver, unless expressly provided.

11.4     SEVERANCE OF ILLEGAL PROVISION

Any provision or part of a provision of this Agreement determined by a court of competent jurisdiction to be invalid, illegal or unenforceable shall be deemed stricken to the extent necessary to eliminate any invalidity, illegality or unenforceability, and the rest of the Agreement and all other provisions and parts thereof shall remain in full force and effect and be binding upon the parties hereto as though the said illegal and/or unenforceable provision or part thereof had never been included in this Agreement.


11.5     FURTHER ASSURANCES

2054-01/ACQUISITION of magellan gold corp/2443

The Parties will execute and deliver any further documents and perform any further acts reasonably requested by any of the Parties to this agreement which are necessary to carry out the intent of this Agreement.

11.6     TIME

Time is of the essence of this Agreement.

11.7     CONSENT OF EXCHANGE TO AMENDMENT

The Exchange must approve any amendment to this Agreement.

11.8     ADDITIONAL ESCROW REQUIREMENTS

A Canadian exchange may impose escrow terms or conditions in addition to those set out in this Agreement.

11.9     GOVERNING LAWS

The laws of the Province of British Columbia and the applicable laws of Canada will govern this Agreement.

11.10    COUNTERPARTS

The Parties may execute this Agreement by fax and in counterparts, each of which will be considered an original and all of which will be one agreement.

11.11    SINGULAR AND PLURAL

Wherever a singular expression is used in this Agreement, that expression is considered as including the plural or the body corporate where required by the context.

11.12    LANGUAGE

This Agreement has been drawn up in the English language at the request of all parties.

11.13    BENEFIT AND BINDING EFFECT

This Agreement will benefit and bind the Parties and their heirs, executors, administrators, successors and permitted assigns and all persons claiming through them as if they had been a Party to this Agreement.

11.14    ENTIRE AGREEMENT

This is the entire agreement among the Parties concerning the subject matter set out in this Agreement and supersedes any and all prior understandings and agreements.

11.15    SUCCESSOR TO ESCROW AGENT

Any corporation with which the Escrow Agent may be amalgamated, merged or consolidated, or any corporation succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent under this Agreement without any further act on its part or on the part or any of the Parties, provided that the successor is recognized by the Exchange.


2054-01/ACQUISITION of magellan gold corp/2443

The Parties have executed and delivered this Agreement as of the date set out above.


COMPUTERSHARE INVESTOR SERVICES INC.

/s/ KIM WONG
--------------------------------------
Authorized signatory

/s/ JENNY KARIM
--------------------------------------
Authorized signatory




BARADERO RESOURCES LIMITED

/s/ HARVEY LIM
--------------------------------------
Authorized signatory

/s/ NICK DEMARE
--------------------------------------
Authorized signatory



MARSA GOLD CORP.


/s/ OLEG KIM
--------------------------------------
Authorized Signatory



2054-01/ACQUISITION of magellan gold corp/2443







--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT                      Page 19
(AS AT AUGUST 2002)

Signed, sealed and delivered by           )
DOUGLAS TURNBULL in the presence of:      )
                                          )
/s/ JAMES HARRIS                          )
------------------------------------------)
Name                                      )
                                          )
   James Harris                           )  /s/ DOUGLAS TURNBULL
------------------------------------------)  -----------------------------------
Address                                   )   DOUGLAS TURNBULL
                                          )
------------------------------------------)
                                          )
  Lawyer                                  )
------------------------------------------)
Occupation                                )









2054-01/ACQUISITION of magellan gold corp/2443

Signed, sealed and delivered by           )
LINDSAY BOTTOMER in the presence of:      )
                                          )
/s/ JAMES HARRIS                          )
------------------------------------------)
Name                                      )
                                          )
   James Harris                           )  /s/ LINDSAY BOTTOMER
------------------------------------------)  -----------------------------------
Address                                   )   LINDSAY BOTTOMER
                                          )
------------------------------------------)
                                          )
  Lawyer                                  )
------------------------------------------)
Occupation                                )



















--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT
(AS AT AUGUST 2002)

Signed, sealed and delivered by           )
JAME HARRIS in the presence of:           )
                                          )
/s/ DOUGLAS TURNBULL                      )
------------------------------------------)
Name                                      )
                                          )
   Douglas Turnbull                       )  /s/ JAMES HARRIS
------------------------------------------)  -----------------------------------
Address                                   )   JAMES HARRIS
                                          )
------------------------------------------)
                                          )
  Geologist                               )
------------------------------------------)
Occupation                                )

















--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT
(AS AT AUGUST 2002)

Signed, sealed and delivered by           )
GREGORY CROWE in the presence of:         )
                                          )
/s/ JAMES HARRIS                          )
------------------------------------------)
Name                                      )
                                          )
   James Harris                           )  /s/ GREGORY CROWE
------------------------------------------)  -----------------------------------
Address                                   )   GREGORY CROWE
                                          )
------------------------------------------)
                                          )
  Lawyer                                  )
------------------------------------------)
Occupation                                )





















--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT
(AS AT AUGUST 2002)

SECURITYHOLDER

NAME:    DOUGLAS TURNBULL

SIGNATURE: /s/ DOUGLAS TURNBULL

ADDRESS FOR NOTICE: Suite 2000-1055 West Hastings Street, Vancouver, BC V6E 2E9


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                      25,000
-------------------------------------------------------------------------------------------------------------------
















--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT
(AS AT AUGUST 2002)

SECURITYHOLDER

NAME:    LINDSAY BOTTOMER

SIGNATURE: /s/ LINDSAY BOTTOMER

ADDRESS FOR NOTICE: 1410 - 650 W. Geoergia Street, Vancouver, BC V6B 4N8


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                   25,000
-------------------------------------------------------------------------------------------------------------------















--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT
(AS AT AUGUST 2002)

SECURITYHOLDER

NAME:    JAMES HARRIS

SIGNATURE: /s/ JAMES HARRIS

ADDRESS FOR NOTICE: 2353 Ottawa Ave., West Vancouver, BC V7V 2S8


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                      25,000
-------------------------------------------------------------------------------------------------------------------
















--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT
(AS AT AUGUST 2002)

SECURITYHOLDER

NAME:    GREOGRY CROWE

SIGNATURE: /s/ GREGORY CROWE

ADDRESS FOR NOTICE: 1679 Eaglecliff Road, Bowen Island, BC V0N 1G0


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR
SURPLUS SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, SURPLUS
-------------------------------------------------------------------------------------------------------------------
SECURITIES                                       25,000
-------------------------------------------------------------------------------------------------------------------












--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT
(AS AT AUGUST 2002)

SCHEDULE "A" TO ESCROW AGREEMENT

SECURITYHOLDER

NAME:    MARSA GOLD CORP.

AUTHORIZED SIGNATORY: /s/ OLEG KIM

ADDRESS FOR NOTICE: Microregion 11, 6-46 Bishkek, Kyrgyz Republic


SECURITIES:

-------------------------------------------------------------------------------------------------------------------
CLASS AND TYPE                             NUMBER                             CERTIFICATE(S) (IF APPLICABLE)
(I.E. VALUE SECURITIES OR SURPLUS
SECURITIES
-------------------------------------------------------------------------------------------------------------------
COMMON SHARES, VALUE                       200,000
-------------------------------------------------------------------------------------------------------------------
SECURITIES
-------------------------------------------------------------------------------------------------------------------





















--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT
(AS AT AUGUST 2002)

             SCHEDULE B(1) - TIER 1 VALUE SECURITY ESCROW AGREEMENT

                              RELEASE OF SECURITIES

TIMED RELEASE

-------------------------------------------------------------------------------------------------------------------
                                          PERCENTAGE OF TOTAL ESCROWED       TOTAL NUMBER OF ESCROWED SECURITIES TO
           RELEASE DATES                    SECURITIES TO BE RELEASED                      BE RELEASED
-------------------------------------------------------------------------------------------------------------------
 [INSERT DATE OF EXCHANGE BULLETIN]       1/4 OF YOUR ESCROW SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 6 MONTHS FOLLOWING         1/3 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                        SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 12 MONTHS FOLLOWING        1/2 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                        SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 18 MONTHS FOLLOWING        ALL OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                        SECURITIES
-------------------------------------------------------------------------------------------------------------------
               TOTAL                                  100%
-------------------------------------------------------------------------------------------------------------------

*In the simplest case where there are no changes to the escrow securities initially deposited and no additional escrow securities, then the release schedule outlined above results in the escrow securities being released in equal tranches of 25%.















--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT                      Page 3
(AS AT AUGUST 2002)

             SCHEDULE B(2) - TIER 2 VALUE SECURITY ESCROW AGREEMENT

                              RELEASE OF SECURITIES

TIMED RELEASE

-------------------------------------------------------------------------------------------------------------------
                                           PERCENTAGE OF TOTAL ESCROWED        TOTAL NUMBER OF ESCROWED SECURITIES
           RELEASE DATES                    SECURITIES TO BE RELEASED                     TO BE RELEASED
-------------------------------------------------------------------------------------------------------------------
 [INSERT DATE OF EXCHANGE BULLETIN]      1/10 OF YOUR ESCROWED SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 6 MONTHS FOLLOWING          1/6 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 12 MONTHS FOLLOWING         1/5 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 18 MONTHS FOLLOWING         1/4 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 24 MONTHS FOLLOWING         1/3 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 30 MONTHS FOLLOWING         1/2 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 36 MONTHS FOLLOWING         ALL OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                         SECURITIES
-------------------------------------------------------------------------------------------------------------------
               TOTAL                                   100%
-------------------------------------------------------------------------------------------------------------------

*In the simplest case where there are no changes to the escrow securities initially deposited and no additional escrow securities, the release schedule outlined above results in the escrow securities being released in equal tranches of 15% after completion of the release on the date of the Exchange Bulletin.




--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT                      Page 4
(AS AT AUGUST 2002)

            SCHEDULE B(3) - TIER 1 SURPLUS SECURITY ESCROW AGREEMENT

                              RELEASE OF SECURITIES

TIMED RELEASE

-------------------------------------------------------------------------------------------------------------------
                                      PERCENTAGE OF TOTAL ESCROWED SECURITIES   TOTAL NUMBER OF ESCROWED SECURITIES
           RELEASE DATES                           TO BE RELEASED                          TO BE RELEASED
-------------------------------------------------------------------------------------------------------------------
 [INSERT DATE OF EXCHANGE BULLETIN]        1/10 OF YOUR ESCROW SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 6 MONTHS FOLLOWING          1/6 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                          SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 12  MONTHS  FOLLOWING       1/5 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                          SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 18  MONTHS  FOLLOWING       1/4 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                          SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 24  MONTHS  FOLLOWING       1/3 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                          SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 30  MONTHS  FOLLOWING       1/2 OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                          SECURITIES
-------------------------------------------------------------------------------------------------------------------
  [INSERT DATE 36 MONTHS FOLLOWING         ALL OF YOUR REMAINING ESCROW
         EXCHANGE BULLETIN]                          SECURITIES
-------------------------------------------------------------------------------------------------------------------
               TOTAL                                    100%
-------------------------------------------------------------------------------------------------------------------

*In the simplest case where there are no changes to the escrow securities initially deposited and no additional escrow securities, the release schedule outlined above results in the escrow securities being released in equal tranches of 15% after completion of the release on the date of the Exchange Bulletin.






--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT                      Page 5
(AS AT AUGUST 2002)

            SCHEDULE B(4) - TIER 2 SURPLUS SECURITY ESCROW AGREEMENT

                              RELEASE OF SECURITIES

TIMED RELEASE

-------------------------------------------------------------------------------------------------------------------
                                                PERCENTAGE OF TOTAL ESCROWED           TOTAL NUMBER OF ESCROWED
              RELEASE DATES                       SECURITIES TO BE RELEASED            SECURITIES TO BE RELEASED
-------------------------------------------------------------------------------------------------------------------
    [INSERT DATE OF EXCHANGE BULLETIN]                   NO RELEASE
-------------------------------------------------------------------------------------------------------------------
 [INSERT DATE 6 MONTHS FOLLOWING EXCHANGE      1/20 OF YOUR ESCROW SECURITIES
                BULLETIN]
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 12 MONTHS FOLLOWING EXCHANGE       1/19 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 18 MONTHS FOLLOWING EXCHANGE       1/18 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 24 MONTHS FOLLOWING EXCHANGE       1/17 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 30 MONTHS FOLLOWING EXCHANGE       1/8 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 36 MONTHS FOLLOWING EXCHANGE       1/7 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 42 MONTHS FOLLOWING EXCHANGE       1/6 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 48 MONTHS FOLLOWING EXCHANGE       1/5 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 54 MONTHS FOLLOWING EXCHANGE       1/4 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 60 MONTHS FOLLOWING EXCHANGE       1/3 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 66 MONTHS FOLLOWING EXCHANGE       1/2 OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
[INSERT DATE 72 MONTHS FOLLOWING EXCHANGE       ALL OF YOUR REMAINING ESCROW
                BULLETIN]                                SECURITIES
-------------------------------------------------------------------------------------------------------------------
                  TOTAL                                     100%
-------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------
FORM 5D                            ESCROW AGREEMENT                      Page 6
(AS AT AUGUST 2002)